UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 29, 2020
To our stockholders:
We will hold our annual meeting of stockholders at Metro Tower, 950 Tower Lane, Suite 600, Foster City, California 94404 on Thursday, October 29, 2020, at 3:00 P.M. local time. We are holding this meeting for the purpose of considering and voting on:
(1)   Election of two Board nominees to serve as Class II directors for a three-year term expiring on the date of the 2023 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
(2)   Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021;
(3)   Approval by non-binding advisory vote of the fiscal year 2020 compensation of our Named Executive Officers; and
(4)   The transaction of any other business that properly comes before the meeting.
The stockholders of record at the close of business on September 1, 2020 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.
We have elected to provide access to our proxy materials over the Internet under the SEC’s “Notice and Access” rules, which will reduce the impact of printing and mailing these materials on the environment. Stockholders will not receive printed proxy materials unless they request them or have previously elected to receive printed copies of all future proxy materials. Instead, we will mail on or about September 15, 2020 to most stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report on the Internet. Whether or not you expect to attend, we urge you to vote via the Internet in accordance with the instructions in the Notice you received in the mail and in this proxy statement. The Notice will contain instructions on how you may request printed proxy materials, including a proxy card (or voting instruction form, as applicable).
If you have received printed proxy materials, we urge you to sign, date, and promptly return the accompanying proxy card (or voting instruction form, as applicable) in the prepaid postage, pre-addressed envelope or vote via telephone or the Internet in accordance with the instructions on the proxy card (or voting instruction form, as applicable). If you attend the meeting, you may vote your shares in person as described in the proxy statement, which will revoke any prior vote.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on October 29, 2020: This Proxy Statement and the 2020 Annual Report to Stockholders are available on the following website: http://investor.quinstreet.com/annual-meeting.
By order of the Board of Directors,
/s/ Douglas Valenti
Douglas Valenti
Chief Executive Officer
September 15, 2020
Foster City, California

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950 Tower Lane, Suite 600, Foster City, California 94404
PROXY STATEMENT
This proxy statement is furnished to you by the Board of Directors of QuinStreet, Inc. (the “Board” or “Board of Directors”) and contains information related to the 2020 annual meeting of our stockholders to be held on Thursday, October 29, 2020, beginning at 3:00 P.M., local time, at Metro Tower, 950 Tower Lane, Suite 600, Foster City, California 94404, and at any postponements or adjournments thereof. This proxy is solicited by our Board.
In accordance with the SEC’s “Notice and Access” rules, we may provide proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them or have previously elected to receive printed copies of all future proxy materials. Instead, we will mail on or about September 15, 2020 to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report, and vote electronically via the Internet. The Notice will also contain instructions on how to receive a printed copy of your proxy materials, including a proxy card (or voting instruction form, as applicable). Stockholders who do not receive the Notice will receive a copy of the proxy materials by mail or electronic mail.
References in this proxy statement to “we,” “us,” “our,” “the Company” and “QuinStreet” refer to QuinStreet, Inc.
ABOUT THE MEETING
Purpose of the 2020 Annual Meeting of Stockholders
The purpose of the 2020 annual meeting of stockholders is:
(1)   To elect two Board nominees to serve as Class II directors for a three-year term expiring on the date of the 2023 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
(2)   To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021;
(3)   To approve by non-binding advisory vote the fiscal year 2020 compensation of our Named Executive Officers; and
(4)   To transact any other business that properly comes before the meeting.
Quorum
A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as the inspector of elections for the meeting.
The inspector of elections will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The inspector of elections will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
Who May Vote
Holders of record of our common stock at the close of business on September 1, 2020 (the “Record Date”) may vote at the annual meeting of stockholders. As of the Record Date, we had 52,666,943 issued and outstanding shares of common stock. Each share of QuinStreet common stock that you own entitles you to one vote.
How to Vote
You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can change your vote at the meeting as described below under “— Revoking Your Proxy.”
If you are a registered stockholder (meaning your name is included on the stockholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:
By Internet.   You may submit your proxy by following the “Internet” instructions on the Notice. The deadline for voting electronically is 11:59 P.M. (Eastern Time) on October 28, 2020.
In Writing.   If you have requested printed proxy materials, you may complete and sign the proxy card contained in your proxy materials and mail it in the accompanying prepaid postage, pre-addressed envelope. If we receive your proxy card prior to the annual meeting of stockholders, we will vote your shares according to your instructions. If you sign but do not provide instructions in your proxy card, we will vote your shares as recommended by the Board of Directors. Your proxy card will also contain instructions on how to vote by telephone or Internet and the applicable deadlines.
If your shares are held in the name of a broker, bank, trustee or other nominee, you will receive instructions from such broker, bank, trustee or nominee that you must follow in order for your shares to be voted by proxy. You may also vote in person at the meeting if you have obtained a legal proxy from your broker, bank, trustee, or other nominee giving the right to vote your shares.
How Proxies Work
Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting on any of the proposals. With respect to the nominees proposed to be elected to the Board at the meeting, you may vote for all, some, or none of them. However, if you submit your proxy but do not provide instructions, we will vote your shares as recommended by the Board of Directors.
Proposals You Are Asked To Vote On and the Board’s Voting Recommendation
If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, one of the individuals named on your proxy card as the Company’s proxies will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and we will vote your shares:
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“FOR” the election of Matthew Glickman and Robin Josephs to serve as Class II directors for a three-year term expiring on the date of the 2023 annual meeting of stockholders or until their respective successors have been duly elected and qualified (see “Proposal 1 — Election of Class II Directors”);

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“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021 (see “Proposal 2 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”); and

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“FOR” the approval of fiscal year 2020 compensation of our Named Executive Officers (see “Proposal 3 — Approval of Fiscal Year 2020 Compensation of Named Executive Officers”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement was made available to stockholders, we knew of no other matters to be acted on at the meeting.
Vote Necessary to Approve Proposals
Directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote, and the nominees who receive the most votes will be elected. The two Class II director nominees with the most votes will be elected as Class II directors to serve terms ending at our 2023 annual meeting of stockholders. Abstentions and broker non-votes will not be taken into account in determining the outcome of these elections. We did not receive any nominations from any stockholders for the 2020 annual meeting of stockholders.
Ratification of the selection of our independent registered public accounting firm and approval by non-binding advisory vote of the fiscal year 2020 compensation of our Named Executive Officers each requires the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal and entitled to vote. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.
If you hold your shares through a broker and do not provide your broker with specific voting instructions, your shares may constitute broker non-votes. Under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters but not on non-routine matters. Even though we are a NASDAQ-listed company, the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of NASDAQ-listed companies. As a result:
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Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of a director and the advisory vote on executive compensation because those matters are treated as non-routine under NYSE rules.

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Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021 because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the annual meeting of stockholders include both routine and non-routine matters, if you do not give voting instructions to your broker, bank, trustee or other nominee, your broker, bank, trustee or other nominee may either (1) vote your shares on routine matters or (2) leave your shares unvoted. “Broker non-votes” occur on a matter when a broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.
Revoking Your Proxy
You may revoke your proxy by: (1) sending in another signed proxy card with a later date prior to the deadlines noted above under “— How to Vote”; (2) providing subsequent Internet or telephone voting instructions prior to the deadlines noted above; (3) notifying our Corporate Secretary in writing at the address set forth below under “Board of Directors — Contacting the Board and Further Information on Corporate Governance” prior to the deadlines noted above that you have revoked your proxy; or (4) voting in person at the meeting.
Vote Confidentiality
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that is designed to protect your voting privacy. Your vote will not be disclosed either within QuinStreet or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
Proxy Solicitation Costs
The Company will bear the costs of soliciting proxies.

PROPOSAL 1:
ELECTION OF CLASS II DIRECTORS
Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the election of the nominees for election as Class II directors as described below, which proposal is designated as Proposal 1.
Our Certificate of Incorporation currently provides for a classified Board of Directors. Our Board of Directors recognizes that a classified structure offers several advantages, such as motivating potential activists or acquirers seeking control to initiate arms-length discussions with our Board of Directors, rather than engaging in unsolicited or coercive tactics, thereby better enabling our Board of Directors to maximize stockholder value and to ensure the equal and fair treatment of stockholders. Furthermore, a classified structure may promote board continuity and stability, encouraging directors to take a long-term perspective and ensuring that a majority of our Board of Directors will always have prior experience with the Company.
Our Board has nominated Matthew Glickman and Robin Josephs for election as Class II directors at the 2020 annual meeting of stockholders. We did not receive any nominations from stockholders. Each person elected as a Class II director at the 2020 annual meeting of stockholders will serve a three-year term expiring on the date of the 2023 annual meeting of stockholders or until his or her respective successor has been duly elected and qualified.
Unless authority to vote for the nominee is withheld, the shares represented by your properly completed proxy will be voted FOR the election of Matthew Glickman and Robin Josephs as Class II directors. In the event that any of Matthew Glickman or Robin Josephs becomes unable or unwilling to serve, the shares represented by your properly returned proxy will be voted for the election of such other person as the Board may recommend in his or her place. We have no reason to believe that our nominees will be unable or unwilling to serve as a director.
Directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote, and the nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.
Each of our nominees has been chosen to stand for election in part because of his or her ability to ask relevant questions, understand QuinStreet’s challenges, evaluate alternative strategies, and implement such strategies. Each of the nominees has a long record of professional integrity, a dedication to his or her profession, a strong work ethic, a willingness to spend the time and effort needed to maintain a collegial Board environment, and in some cases the experience of having served as a board member of several other companies. Specific experience, qualifications, attributes, and skills of each nominee are described in each nominee’s biography below.
Nominations for Election as Class II Directors (Terms Expiring on the Date of the 2023 Annual Meeting of Stockholders, if Elected)
Matthew Glickman	Director since April 2017
Robin Josephs	Director since May 2013
Class III Directors (Terms Expiring on the Date of the 2021 Annual Meeting of Stockholders)
Anna Fieler	Director since July 2020
Andrew Sheehan	Director since February 2017
Douglas Valenti	Director since July 1999
Class I Directors (Terms Expiring on the Date of the 2022 Annual Meeting of Stockholders)
Stuart M. Huizinga	Director since April 2015
David Pauldine	Director since October 2014
James Simons	Director since July 1999

Directors, Executive Officers, and Officers
The names of our directors, executive officers, and officers and their ages, positions, and biographies as of the date of this proxy statement are set forth below. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors, executive officers or officers.
Name	Age	Position with QuinStreet
Douglas Valenti	60	Chief Executive Officer, Chairman, and Director
Anna Fieler	48	Director
Matthew Glickman	54	Nominee for Director
Stuart M. Huizinga	58	Director
Robin Josephs	60	Nominee for Director
David Pauldine	63	Director
Gregory Sands	54	Director
Andrew Sheehan	62	Director
James Simons	57	Director
Nina Bhanap	47	Chief Technology Officer and President, Product and Technology
Martin J. Collins	56	Chief Legal & Privacy Officer
Brett Moses	43	Senior Vice President
Andreja Stevanovic	43	Senior Vice President
Tim Stevens	53	Senior Vice President
Gregory Wong	47	Chief Financial Officer
Directors
Douglas (Doug) Valenti
Mr. Valenti founded QuinStreet and has served as our Chief Executive Officer and as a member of our Board of Directors since July 1999 and as our Chairman since March 2004. Prior to QuinStreet, Mr. Valenti served as a partner at Rosewood Capital, a venture capital firm, for five years; as a strategy consultant at McKinsey & Company for three years; in various management roles at Procter & Gamble for three years; and as a decorated nuclear submarine officer and qualified submarine warfare specialist (gold dolphins) for the U.S. Navy for five years. Mr. Valenti is a graduate of the Georgia Institute of Technology with a Bachelor’s degree in Industrial Engineering, where he graduated with highest honors and was named the Georgia Tech Outstanding Senior; the U.S. Navy postgraduate nuclear engineering program; and the Stanford University Graduate School of Business with an M.B.A., where he was an Arjay Miller Scholar. As a seasoned executive and Chief Executive Officer of QuinStreet since 1999, Mr. Valenti brings in-depth knowledge of QuinStreet’s industry, competition, operations, and strategy that is important to the Board’s oversight of long-term strategy, enterprise risk management, compensation, and corporate governance practices for the Company.
Anna Fieler
Ms. Fieler has served as a member of our Board of Directors since July 2020. Ms. Fieler has served as a member of the board of directors of Shake Shack Inc. (NYSE: SHAK) since December 2017, where she serves as a member of the compensation committee and has earned the CERT Certificate in Cybersecurity Oversight for public company board directors. Ms. Fieler is currently Founder & Partner of Madison Park Ventures, an investment and advisory firm focusing on early-stage technology startups that advance well-being, connection and productivity. Ms. Fieler served as Chief Marketing Officer of PopSugar Inc., a leading digital lifestyle media company, from 2014 to 2018. Prior to PopSugar, Ms. Fieler served as the Chief Marketing Officer of Stella & Dot LLC, an online social selling company, from 2011 to 2012. Prior to Stella & Dot, Ms. Fieler served as Vice President of Marketing for Tiny Prints, Inc., a digital commerce platform for invitations and greeting cards that was acquired by Shutterfly, Inc. in March 2011, from 2009 to 2011. Ms. Fieler also served in various leadership roles at eBay Inc. from 2001 to 2007. Ms. Fieler began her career in traditional advertising at Ogilvy & Mather. Ms. Fieler holds an MBA from Harvard Business School and graduated magna cum laude from Brown University. She has been appointed by the President of Brown University to serve on its Women’s Leadership Council. Ms. Fieler’s public board experience, executive experience and in-depth knowledge regarding the digital marketing industry are valuable to the Board’s oversight of our business and operations, strategy, and risk management.
Matthew Glickman
Mr. Glickman has served as a member of our Board of Directors since April 2017. Mr. Glickman is currently a Lecturer in Management at Stanford Graduate School of Business and a Managing Partner at Promise Venture Studio. He also advises technology executives and entrepreneurs and serves on the boards of several technology firms and nonprofit organizations. Mr. Glickman was previously a co-founder and chief executive officer of enterprise software company Merced Systems and of BabyCenter, Inc., a consumer website for new and expectant parents. Mr. Glickman also served as the founding chief financial officer of Teach for America, Inc. Mr. Glickman holds a B.A. in French and Economics from Amherst College, an M.A. in Educational Policy & Analysis from the Stanford School of Education, and an M.B.A. from the Stanford Graduate School of Business. Mr. Glickman’s executive experience and in-depth knowledge of the technology industry are important to the Board’s oversight of our business and operations, strategy, and risk management.
Stuart M. Huizinga
Mr. Huizinga has served as a member of our Board of Directors since April 2015. From August 2018 to February 2020, Mr. Huizinga served as chief financial officer of ACME Technologies, Inc. Mr. Huizinga served as chief financial officer of Sun Basket, Inc. in 2017. From 2000 to 2016, Mr. Huizinga served as senior vice president and chief financial officer at eHealth, Inc. (NASDAQ: EHTH). From 1984 to 2000, Mr. Huizinga served at various positions including partner at Arthur Andersen LLP in the firm’s audit business unit, where he also served as a worldwide expert within the firm’s technology practice, primarily in the software and Internet sectors. He is a Certified Public Accountant (inactive) in the State of California. Mr. Huizinga holds a B.S. in Business Administration from San Jose State University. Mr. Huizinga possesses substantial expertise in public company reporting, auditing, and financial accounting. With over sixteen years of executive leadership experience at another publicly-held Internet company, Mr. Huizinga brings deep knowledge of the online marketing and e-commerce industry which is valuable to the Board’s oversight of our business, strategy, and operations.
Robin Josephs
Ms. Josephs has served as a member of our Board of Directors since May 2013. Ms. Josephs was a managing director of Starwood Capital Group, L.P., a private equity firm specializing in real estate investments from 2005 to 2007. From 1986 to 1996, Ms. Josephs was a senior executive with Goldman Sachs & Co., serving in the real estate group of the investment banking division and, later, in the equity capital markets division. Ms. Josephs currently serves as a member of the board of directors of iStar Inc. (NYSE: STAR), where she is the lead director and serves as a member of the compensation committee and chair of the nominating and governance committee; as a member of the board of directors of MFA Financial, Inc. (NYSE: MFA), where she serves as a member of the audit committee and the chair of the compensation committee; as a member of the board of directors of Safehold Inc. (NYSE: SAFE); and as a member of the board of directors of Starwood Real Estate Income Trust, Inc. She previously served on the board of directors of Plum Creek Timber Company (NYSE: PCL) until February 2016. She is a trustee of the University of Chicago Cancer Research Foundation. Ms. Josephs holds a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Columbia University. Ms. Josephs has significant experience in finance and investing, and experience as a director, each of which brings valuable insight to the Board regarding the Board’s oversight of our business and operations, financial reporting, risk management and corporate finance matters.

David Pauldine
Mr. Pauldine has served as a member of our Board of Directors since October 2014. Mr. Pauldine spent 35 years in private-sector higher education. Mr. Pauldine was the president of DeVry University from July 2006 to June 2014 and executive vice president of DeVry Education Group Inc., now Adtalem Global Education, Inc. (NYSE: ATGE), from October 2005 to June 2014. Prior to that, from 1989 to 2005, Mr. Pauldine served at Education Management Corporation, where his last position was executive vice president and president of The Art Institutes system of schools. From 1979 to 1989, Mr. Pauldine held various operational and management positions at DeVry. Mr. Pauldine serves on the board of Sarasota University and the Shelter for Abused Women and Children in Naples, Florida. Mr. Pauldine also provides services for Pauldine Enterprises, LLC as a professional speaker and consultant. He previously served as a member of the board of The Association of Private Sector Colleges and Universities, now Career Education Colleges and Universities, from 2007 to 2013, including as vice chair from 2011 to 2012 and as board chair from June 2012 to June 2013. He also served as a board member for the American Red Cross, the Greater Fort Lauderdale Chamber of Commerce, Communities in Schools, and ASPIRA. Mr. Pauldine holds a B.A. in Communication Arts from The University of Dayton and an M.A. in Leadership from McGregor School, Antioch University. Mr. Pauldine’s many years as an executive, including in the for-profit education industry, brings a deep understanding of the needs of the Company’s performance marketing clients as well as a depth of experience in business operations.
Gregory (Greg) Sands
Mr. Sands has served as a member of our Board of Directors since July 1999. Mr. Sands is the founder and, since January 2012, has served as a managing partner of Costanoa Ventures, an early-stage venture capital firm. From September 1998 through December 2011, Mr. Sands served as a managing director at Sutter Hill Ventures, a venture capital firm. Previously, Mr. Sands held various operational roles at Netscape Communications Corporation and was a management consultant with Mercer Management Consulting. Mr. Sands also serves on the boards of directors of several privately-held companies. Mr. Sands holds a B.A. in Government from Harvard College and an M.B.A. from the Stanford Graduate School of Business. Mr. Sands is a seasoned Internet executive and investor with an in-depth knowledge of our business. His business experience and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy, and risk management.
Andrew (Andy) Sheehan
Mr. Sheehan has served as a member of our Board of Directors since February 2017. Since 2007, Mr. Sheehan has been a partner of Sutter Hill Ventures, a venture capital firm, and, since 2014, has served as a managing member of Tippet Venture Partners, LLC, a venture capital firm. Mr. Sheehan has served on the board of directors of Yext, Inc. (NYSE: YEXT), a publicly held technology company, since May 2008. Mr. Sheehan also serves on the board of directors of a number of privately-held companies in the technology industry. Mr. Sheehan holds a B.A. in English from Dartmouth College and an M.B.A. from the University of Pennsylvania, Wharton School. Mr. Sheehan’s leadership experience, expertise as an investor and in-depth knowledge regarding the technology industry are valuable to the Board’s oversight of our business, strategy, and operations.
James (Jim) Simons
Mr. Simons has served as a member of our Board of Directors since July 1999. Mr. Simons is a managing director of Split Rock Partners, a venture capital firm, which he founded in June 2004. Prior to founding Split Rock Partners, Mr. Simons served as general partner of St. Paul Venture Capital, a venture capital firm, from November 1996 to June 2004. Previously, Mr. Simons was a partner at Marquette Venture Partners and held banking positions at Trammell Crow Company and First Boston Corporation. Mr. Simons also serves on the boards of directors of several privately-held companies. Mr. Simons holds a B.A. in Economics and History from Stanford University and an M.S. in Management from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Simons has deep expertise in marketing and customer acquisition on the Internet and has many years of experience as an investor in Internet marketing and other companies. His in-depth knowledge of our business, business experience, and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.
Executive Officers and Officers
Nina Bhanap
Ms. Bhanap has served as our Chief Technology Officer since July 2009 and our President, Product and Technology, since July 2015. She previously served as our Senior Vice President of Engineering from November 2006 to July 2009, as our Vice President of Product Development from January 2004 to November 2006, as our Senior Director from January 2003 to January 2004 and as our Director of Product Management from October 2001 to January 2003. Prior to joining us, Ms. Bhanap served as head of fixed income sales technology for Europe at Morgan Stanley for five years and as a senior associate at Booz Allen Hamilton for one year. Ms. Bhanap holds a B.S. in Computer Science with Honors from Imperial College, University of London, and an M.B.A. from the London Business School.
Martin (Marty) J. Collins
Mr. Collins has served as our Chief Legal & Privacy Officer since July 2019. Mr. Collins previously served as our General Counsel, Senior Vice President, and Chief Compliance Officer since April 2014 and head of Corporate Development since October 2014. Prior to joining us, Mr. Collins served as vice president of corporate development at Bloom Energy from March 2010 to March 2014. From November 2006 to March 2010, Mr. Collins served as general counsel, senior vice president, chief compliance officer, and head of internal audit at Novellus Systems, Inc., which was acquired in 2011 by Lam Research Corporation (NASDAQ: LRCX). Before Novellus, Mr. Collins served as associate general counsel and vice president at Oracle Corporation (NYSE: ORCL) from August 2005 to September 2006. At Oracle, Mr. Collins was head of the corporate and securities group. Prior to joining Oracle, Mr. Collins was a corporate partner at Mayer Brown LLP, a global law firm, where he worked from 1991 until 2005. Mr. Collins holds a B.A. in Political Economy from Williams College and a J.D. from the Georgetown University Law Center.
Brett Moses
Mr. Moses has served as our Senior Vice President since July 2015 and Category Head of Financial Services since October 2016. Mr. Moses previously served as our Senior Vice President of Insurance from July 2015 to October 2016, Vice President of Insurance from January 2015 to July 2015, and Senior Director of Insurance from February 2014 to December 2014. Prior to joining us, Mr. Moses served as Vice President of Business Development at Total Attorneys from October 2011 to February 2014, President of Moss Affiliate Marketing from September 2010 to October 2011, and Director and Vice President of Business Development at NetQuote, Inc. from January 2007 to September 2010. Mr. Moses holds a B.A. from the University of Oklahoma.
Andreja Stevanovic
Mr. Stevanovic has served as our Senior Vice President and Category Head of Financial Services since July 2015. Mr. Stevanovic previously served as our Vice President and Category Head of Insurance from July 2014 to June 2015, as our Senior Director of Insurance from December 2012 to June 2014, as our Director of Insurance from July 2011 to December 2012, as our Senior Manager of Mortgage from July 2009 to June 2011, and as our Manager of Mortgage from May 2008 to June 2009. From 2002 to 2008, Mr. Stevanovic served as Managing Engineer at IFT, Inc., an engineering consulting company. In this role, Mr. Stevanovic was responsible for overseeing engineering department and operations. Mr. Stevanovic holds a B.S. and a M.S. in Mechanical Engineering from the University of California, Berkeley where he is also a national champion in rowing serving as the team captain his senior year. Mr. Stevanovic sits on the board of directors of Friends of California Crew since 2001 and served as a president of the same organization from 2006 to 2009.
Tim Stevens
Mr. Stevens has served as our Senior Vice President since December 2016. Mr. Stevens was initially responsible for strategic initiatives and business development. During fiscal year 2019, Mr. Stevens took on responsibility for all company media other than education. In January 2020, Mr. Stevens was promoted to head of our Home Services and Personal Loans client verticals. Mr. Stevens previously served as our Senior Vice President of Business and Corporate Development, as well as President of International Operations, from December 2008 to January 2012. From February 2012 to December 2016, Mr. Stevens served as vice president of global business development and corporate development at Cloudera, Inc. From 2007 to 2008, Mr. Stevens served as president and chief executive officer of vSide. From 2003 to 2006, Mr. Stevens served as senior vice president of business services at Borland Software Corporation. From 1997 to 2003, Mr. Stevens worked at Inktomi Corporation, a network infrastructure software provider, in a variety of legal and business roles, including general counsel, general manager and senior vice president of corporate development. From 1991 to 1997, Mr. Stevens was a corporate attorney at Wilson Sonsini Goodrich & Rosati P.C. Mr. Stevens holds B.S. degrees in Finance and Management from the University of Oregon and a J.D. from the University of California, Davis School of Law.
Gregory (Greg) Wong
Mr. Wong has served as our Chief Financial Officer since September 2013, and as Vice President of Finance from June 2012 to September 2013. Mr. Wong previously served as our Senior Director of Finance and Accounting from May 2011 to June 2012 and as Director of Financial Planning and Analysis from February 2008 to May 2011. Prior to joining us, Mr. Wong served as director of finance at Lexar Media, a flash memory manufacturer, and a subsidiary of Micron Technology, Inc., from August 2006 to February 2008. Prior to that, Mr. Wong held various finance positions with both public and privately-held technology companies. Mr. Wong holds a B.S. in Economics from California Polytechnic State University, San Luis Obispo.

BOARD OF DIRECTORS
The Board of Directors held seven meetings during fiscal year 2020. All directors attended 75% or more of the total number of meetings of the Board and the committees on which they served in fiscal year 2020. As a matter of policy, directors are encouraged, but not required, to attend our annual meeting of stockholders. No directors attended our 2019 annual meeting of stockholders; no stockholders attended in person.
Compensation of Board of Directors
Our non-employee director compensation policy, as amended by our Compensation Committee in April 2016, provides that each non-employee director will receive the following compensation for Board service:
•
$40,000 per year for service as a Board member;

•
$15,000 per year for service as a chairperson of the Audit Committee or Compensation Committee and $8,000 per year for service as a chairperson of the Nominating and Corporate Governance Committee;

•
$2,000 for each in-person Board meeting and $1,000 for each telephonic Board meeting;

•
$2,000 for each in-person, and $1,500 for each telephonic, Audit Committee and Compensation Committee meeting; and

•
$1,500 for each in-person, and $1,000 for each telephonic, Nominating and Corporate Governance Committee meeting.

In addition, our non-employee director compensation policy provides that new non-employee directors will be granted an option to purchase 50,000 shares of our common stock and a service-vesting restricted stock unit (“RSU”) award of 15,000 shares under the Non-Employee Directors’ Stock Award Plan. The initial option grant vests monthly over a period of four years and the initial RSU award vests daily over a period of four years.
Our non-employee director compensation policy also provides that each non-employee director will receive, annually, on the date of our annual stockholders meeting, an RSU award equal to a grant date cash value of $100,000 under the Non-Employee Directors’ Stock Award Plan. The annual RSU award vests daily over a period of one year. Non-employee directors may elect annually to defer the delivery of their RSUs that vest within the calendar year until a change in control of the Company or the director’s departure from the Board.
We reimburse our non-employee directors for their travel, lodging, and other reasonable expenses incurred in attending our Board and Board committee meetings.
Our non-employee directors may elect to receive stock options in lieu of the cash compensation that would otherwise be payable to them for their service on our Board of Directors and its committees. Under this policy, non-employee directors must make an irrevocable election prior to the start of the fiscal year to receive options in lieu of all cash compensation they would otherwise earn during such fiscal year. Pursuant to an election to receive options in lieu of cash compensation, options are granted after the end of each fiscal quarter, and have an “aggregate grant date fair value,” computed in accordance with FASB ASC Topic 718, equal to the value of the cash that would otherwise have been payable for the fiscal quarter. The number of shares of our common stock subject to each option is determined by dividing the compensation otherwise payable with respect to the preceding quarter by the grant date fair value of a single share (rounded down to the nearest whole share).
Our Chief Executive Officer, as an employee of the Company, does not receive compensation for his service on our Board of Directors.

Fiscal Year 2020 Compensation of Non-Employee Directors.   The following table sets forth information regarding compensation earned by or paid to our non-employee directors during fiscal year 2020.
FISCAL YEAR 2020 DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
Matthew Glickman	63,500	99,986	0	163,486
Stuart M. Huizinga	79,000	99,986	0	178,986
Robin Josephs	87,000	99,986	0	186,986
David Pauldine	59,500	99,986	0	159,486
Gregory Sands(5)	63,000	99,986	0	162,986
Andrew Sheehan	54,500	99,986	0	154,486
James Simons	59,500	99,986	0	159,486

(1)
We pay our non-employee directors their cash compensation quarterly in arrears, and, accordingly, the amounts in this column reflect fees earned in cash for fiscal year 2020.

(2)
The amounts reported in this column do not reflect the actual value realized by the non-employee director. Instead, as required by SEC rules, these amounts represent the “aggregate grant date fair value” for awards granted in fiscal year 2020, computed in accordance with FASB ASC Topic 718. The calculations of these values are determined by accounting requirements and may include vested as well as unvested awards, so they do not necessarily correspond to the actual value that ultimately may be realized by the non-employee directors with respect to the awards. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2020, filed with the SEC on August 28, 2020.

(3)
As of the end of fiscal year 2020, Mr. Glickman held an aggregate of 5,867 unvested RSUs; Mr. Huizinga held an aggregate of 2,742 unvested RSUs; Ms. Josephs held an aggregate of 2,742 unvested RSUs; Mr. Pauldine held an aggregate of 2,742 unvested RSUs; Mr. Sands held an aggregate of 2,742 unvested RSUs; Mr. Sheehan held an aggregate of 5,242 unvested RSUs; and Mr. Simons held an aggregate of 2,742 unvested RSUs. For calendar years 2019 and 2020, Mr. Glickman elected to defer the settlement of his vested RSUs. As of the end of fiscal year 2020, Mr. Glickman held an aggregate of 32,871 deferred RSUs and Mr. Huizinga held an aggregate of 66,654 deferred RSUs.

(4)
As of the end of fiscal year 2020, Mr. Glickman held an aggregate of 50,000 options; Mr. Huizinga held an aggregate of 75,000 options; Mr. Pauldine held an aggregate of 100,000 options; Mr. Sands held an aggregate of 64,599 options; Mr. Sheehan held an aggregate of 50,000 options; and Mr. Simons held an aggregate of 20,000 options, in each case covering both vested and unvested shares of our common stock.

(5)
Mr. Sands elected to receive options in lieu of fees earned in cash for fiscal year 2020. The amount of the cash fees that would have been payable absent his election to receive the fees in options is included in the column entitled “Fees Earned or Paid in Cash.”

The following table sets forth information regarding the individual options and stock awards granted during fiscal year 2020 to our non-employee directors, including the exercise price of the options (which was the fair market value of our common stock on the grant date) and the per-share “grant date fair value” for each option and stock award used in calculating the amounts reported in the “Fiscal Year 2020 Director Compensation Table” above:
Name	Grant Date	Securities Underlying Stock Awards (#)	Securities Underlying Options Awards (#)(1)	Per Share Exercise Price of Option ($)	Per Share Grant Date Fair Value of Equity Award ($)(2)	Grant Date Fair Value of Equity Awards ($)(2)
Matthew Glickman	November 15, 2019	6,578	0	0	15.20	99,986
Stuart M. Huizinga	November 15, 2019	6,578	0	0	15.20	99,986
Robin Josephs	November 15, 2019	6,578	0	0	15.20	99,986
David Pauldine	November 15, 2019	6,578	0	0	15.20	99,986
Gregory Sands	September 4, 2019	0	3,594	11.37	5.01	17,999
	November 13, 2019	0	2,682	15.38	6.68	17,921
	November 15, 2019	6,578	0	0	15.20	99,986
	February 12, 2020	0	2,431	15.14	6.58	15,986
	May 13, 2020	0	3,194	8.42	3.76	12,023
Andrew Sheehan	November 15, 2019	6,578	0	0	15.20	99,986
James Simons	November 15, 2019	6,578	0	0	15.20	99,986

(1)
Mr. Sands elected to receive options in lieu of fees earned in cash for fiscal year 2020. These options were granted to Mr. Sands on September 4, 2019, November 13, 2019, February 12, 2020, and May 13, 2020.

(2)
See note (2) in the “Fiscal Year 2020 Director Compensation Table” above.

Committees of the Board of Directors
Our Board of Directors has standing, independent Audit, Compensation, and Nominating and Corporate Governance Committees. Copies of the charters for each of these Committees are available on the Company’s website at www.quinstreet.com by using the “Investor Relations” and then “Corporate Governance” links. The following table lists members of the Committees as of September 1, 2020.
Name	Audit Committee	Compensation Committee	Governance Committee
Anna Fieler	—	—	—
Matthew Glickman	Member	—	—
Stuart M. Huizinga	Chair	—	—
Robin Josephs	Member	Chair	—
David Pauldine	—	Member	—
Gregory Sands	—	Member	Co-chair
Andrew Sheehan	—	—	Member
James Simons	—	—	Co-chair
Audit Committee.   Our Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (“Exchange Act”), met eight times during fiscal year 2020. The Chair of our Audit Committee is Mr. Huizinga. The functions of this Committee include, among other things:
•
reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•
evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•
reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•
providing oversight with respect to related person transactions;

•
reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy, and effectiveness of our financial controls;

•
reviewing reports from management and auditors regarding our procedures to monitor and ensure compliance with our legal and regulatory responsibilities, our code of conduct and ethics and our compliance with legal and regulatory requirements; and

•
establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters.

A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed on the Company’s website at www.quinstreet.com by using the “Investor Relations” and then “Corporate Governance” links.
Nominating and Corporate Governance Committee (“Governance Committee”).   Our Governance Committee met four times during fiscal year 2020. Our Governance Committee is currently co-chaired by Messrs. Sands and Simons. The functions of this Committee include, among other things:
•
reviewing periodically director performance on our Board of Directors and its Committees and performance of management, and recommending to our Board of Directors and management areas for improvement;

•
interviewing, evaluating, nominating, and recommending individuals for membership on our Board of Directors;

•
evaluating nominations by stockholders of candidates for election to our Board of Directors and establishing policies and procedures for such nominations;

•
reviewing with our Chief Executive Officer plans for succession to the office of Chief Executive Officer or any other executive officer, as it sees fit; and

•
reviewing and recommending to our Board of Directors changes with respect to corporate governance practices and policies.

Our Governance Committee met in July 2020 to, among other things, recommend the director nominees for nomination to our Board at our 2020 annual meeting of stockholders. A detailed list of the Governance Committee’s functions is included in its charter, which can be accessed on the Company’s website at www.quinstreet.com by using the “Investor Relations” and then “Corporate Governance” links.
Compensation Committee.   Our Compensation Committee met six times during fiscal year 2020. The Chair of our Compensation Committee is Ms. Josephs. The functions of this Committee include, among other things:
•
determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•
reviewing and approving the compensation of our non-employee directors;

•
evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans, and similar programs advisable for the Company, as well as modification or termination of existing plans and programs;

•
establishing policies with respect to equity compensation arrangements;

•
reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and preparing the Compensation Committee Report that the SEC requires to be included in our annual proxy statement;

•
assessing risks arising from our compensation policies and practices and determining whether any such risks are reasonably likely to have a material adverse effect; and

•
selecting, retaining, overseeing, and terminating any compensation consultant or other compensation advisor.

The Compensation Committee may form, and delegate authority to, subcommittees as appropriate. A detailed list of the Compensation Committee’s functions is included in its charter and can be accessed on the Company’s website at www.quinstreet.com by using the “Investor Relations” and then the “Corporate Governance” links.
Compensation Advisor.   Compensia, Inc. (“Compensia”), an executive compensation consulting firm, provides compensation advisory services to the Compensation Committee and to the Company. No member of the Compensation Committee or of management has any affiliation with Compensia, and our Compensation Committee has determined that Compensia is “independent” as defined by the rules of the SEC and the NASDAQ Stock Market and that its work does not give rise to any conflict of interest. The Compensation Committee has engaged Compensia and has access to Compensia without the participation of management and periodically seeks input from Compensia on a range of external market factors, including evolving executive compensation trends, general observations on the Company’s executive compensation program and competitive market data on a peer group of companies in the Internet marketing and media sector and other similar companies. The Compensation Committee also considers input from Compensia on Board compensation matters for non-employee Board members. Other than as described above, Compensia provides no other services to the Company.
Management Input to the Compensation Committee.   Our management supports the work of the Compensation Committee, including fulfilling requests for specific analyses to assist with decision making. Our Chief Executive Officer and Chief Legal & Privacy Officer work with the Compensation Committee Chair to help set meeting agendas and to coordinate the distribution of materials to the Compensation Committee in advance of its meetings. Our Employee Benefits and Compliance, Finance, and Legal departments assist in completing these projects. Generally, our Chief Executive Officer and Chief Legal & Privacy Officer attend Compensation Committee meetings.
Compensation Committee Meetings.   For more information on the process for determining executive compensation, see the section titled “Compensation Discussion and Analysis” in this proxy statement.
Compensation Committee Interlocks and Insider Participation.   Ms. Josephs, Mr. Pauldine, and Mr. Sands served on the Compensation Committee during fiscal year 2020. None of them has been an officer or employee of QuinStreet. Moreover, none of our executive officers has served on the board of directors or compensation committee of a company that has an executive officer who serves on our Board or Compensation Committee.
Corporate Governance
Code of Conduct and Ethics.   Our Code of Conduct and Ethics applies to all of our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), employees, contractors, consultants, and others who may be temporarily assigned to work for the Company. We will post future amendments to our Code of Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on the Company’s website at www.quinstreet.com.
Board Leadership Structure.   The Board of Directors is responsible for determining its leadership structure, which currently consists of a Chairman of the Board and a Chair (or acting Chair) leading each Board Committee. Currently, the Chairman of the Board, Mr. Valenti, also serves as our Chief Executive Officer. The Board believes in retaining the flexibility to allocate the responsibilities of the offices of

Chairman and Chief Executive Officer in accordance with the best interests of the Company and its stockholders at a given point in time, and therefore the Board does not place restrictions on who may serve as Chairman.
The Board does not have a lead independent director. The Board believes that its current leadership structure and corporate governance policies ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive sessions without the Chief Executive Officer or any other members of management present. Strong independent director leadership is also enhanced by the fact that all of the Board Committees are comprised solely of, and chaired by, independent directors. The Chair of each Committee works with our Chief Executive Officer to determine Board and Committee agenda topics. The Board has concluded that having Mr. Valenti serve as Chairman and Chief Executive Officer is the most effective leadership structure at this time because Mr. Valenti is an effective Chairman and is able to provide the best link between the Board and management.
In order to enhance the independence of the Board from management, the Board believes that a substantial majority of the Board should consist of independent directors. All of our current directors, except for Mr. Valenti, are independent, as determined in accordance with NASDAQ listing standards.
Board’s Role in Risk Oversight.   Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks, credit risks, liquidity risks, and legal and compliance risks.
The Board of Directors is responsible for exercising oversight of management’s identification of, management of, and planning for those risks. The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee, Compensation Committee, and Governance Committee’s areas of responsibilities discussed under “— Audit Committee”, “— Compensation Committee” and “— Nominating and Corporate Governance Committee (“Governance Committee”)” above). The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. In addition, the Board and its Committees receive reports from our auditors and other advisors, such as Compensia, and meet in executive sessions with these outside auditors and advisors. Board oversight of risk is enhanced by the fact that our Chief Executive Officer and Chairman of the Board attends many Committee meetings and that Committee reports are provided to the full Board following each regular quarterly Committee meeting.
Information on Compensation Risk Assessment.   Management periodically reviews the Company’s incentive compensation programs at all levels within the organization. Employee cash bonuses are based on Company and individual performance, and management (with respect to non-executive bonuses) or the Compensation Committee (with respect to executive officers’ bonuses) determines bonus payouts. Equity awards for new hires are based on the individual’s level in the Company, prior experience, qualifications, and the market for particular types of talent. Any subsequent awards are based on employee performance and providing retention incentives. Equity awards have long-term vesting requirements to preclude undue incentives for focusing on short-term stock price performance. Our compensation programs and processes were reviewed during fiscal year 2020 by Compensia. Based on the findings of this review and input from Compensia, the Compensation Committee believes that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Environmental, Social, and Governance.   Our business success requires us to consider the environmental, social, and governance consequences of our decisions on our stakeholders, including our employees and their communities. These considerations include our commitments to employee diversity. We embrace diversity, and endeavor to build a culture that attracts and retains a diverse employee population. This includes an employee donation matching program to support over fifteen groups such as the NAACP Legal Defense and Educational Fund, the Black Lives Matter Foundation and the Equal Justice Initiative. We also seek to support our communities by actively participating in philanthropic events. With respect to the environment, our encouragement of an environmentally conscious approach includes establishing our headquarters in a LEED Gold certified building at 950 Tower Lane in Foster City, California. For more information on our priorities and programs, please visit our website at www.quinstreet.com by using the “Investor Relations” and then “Corporate Governance” links.

Independence Determination for Directors
The Board of Directors has determined that, with the exception of Mr. Valenti, who is our Chief Executive Officer, all of its current members qualify as independent directors pursuant to the rules adopted by the SEC and the NASDAQ Stock Market. The Audit, Compensation, and Governance Committees of the Board of Directors consist entirely of independent directors.
Audit Committee Financial Qualifications
Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is “independent” within the meaning of the NASDAQ listing standards and the standards established by the Company. The Board has also determined that each member of our Audit Committee can read and understand fundamental financial statements in accordance with audit committee requirements of the SEC and NASDAQ listing standards. In addition, the Board of Directors has designated Mr. Huizinga as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.
Director Nominations
General Criteria and Process.   Our Governance Committee has the responsibility of identifying, reviewing, and evaluating candidates to serve on the Company’s Board of Directors consistent with any criteria approved by the Board of Directors, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. The minimum qualifications a candidate should possess include being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee complies with the requirements of the Company’s Bylaws and takes into consideration such other factors as it deems appropriate, including prior experience on public company boards and committees. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board, the ability of the candidate to devote sufficient time to the affairs of the Company, the candidate’s demonstrated excellence in his or her field, the candidate’s ability to exercise sound business judgment, and the candidate’s commitment to rigorously represent the long-term interests of the Company’s stockholders. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation of candidates.
In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors, and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes, and skills may complement, supplement or duplicate those of other Board members, although the Company does not have a policy prescribing specific standards for diversity.
Stockholder Nominations and Bylaw Procedures.   The Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders in accordance with the Company’s policy on stockholder recommendations of director nominees. The Governance Committee does not alter the manner in which it evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise.
Our Bylaws and our policy on stockholder recommendations of director nominees establish procedures pursuant to which a stockholder may nominate a person for election to the Board of Directors. Any stockholder recommendations for consideration by the Governance Committee should set forth all information that is required to be disclosed by Section 5(b)(i) of our Bylaws and all information required pursuant to Regulation 14A under the Exchange Act, as amended, including the candidate’s name, biographical information, business experience for at least the past five years, a summary of the candidate’s qualifications, a representation that the nominating stockholder is a beneficial or record owner of our stock, and a written consent of the candidate to serve on the Board of Directors if elected. In addition, such stockholder recommendations should set forth any other information required to be provided by our policy on stockholder recommendations of director nominees and applicable securities laws and regulations. We may require any such proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee. A copy of the policy on stockholder recommendations of director nominees can be accessed on the Company’s website at www.quinstreet.com by using the “Investor Relations” and then “Corporate Governance” links.
To nominate a person for election to the Board of Directors at our 2021 annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary between July 1, 2021 and July 31, 2021. However, if our 2021 annual meeting is advanced or delayed by more than 30 days from October 29, 2021 (the anniversary of the prior year’s annual meeting of stockholders), a stockholder’s written notice will be timely if it is delivered no earlier than the 120th day prior to our 2021 annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. Stockholder recommendations to the Board of Directors should be sent to QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 600, Foster City, California 94404.
Contacting the Board and Further Information on Corporate Governance
Stockholders may contact the Board of Directors about bona fide issues or questions about QuinStreet by writing to the Corporate Secretary as follows: Board of Directors of QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 600, Foster City, California 94404.
Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to the street address noted above, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the Board of Directors or specified member or members will be forwarded in accordance with the stockholder’s instructions.
Our Code of Conduct and Ethics, stockholder nominations policy, and committee charters are accessible on the Company’s website at www.quinstreet.com by using the “Investor Relations” and then “Corporate Governance” links. Stockholders may also request printed copies of such documents without charge by writing to the Corporate Secretary as follows: QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 600, Foster City, California 94404.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our director nominees, our Named Executive Officers (as set forth in the Summary Compensation Table below), our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of August 31, 2020. As of August 31, 2020, there were 52,668,593 shares of common stock outstanding. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o QuinStreet, Inc., 950 Tower Lane, Suite 600, Foster City, California 94404.
	Common Stock
Name	Shares Beneficially Owned	% of Class
Directors:
Anna Fieler(1)	3,125	*
Matthew Glickman(2)	43,750	*
Stuart M. Huizinga(3)	88,750	*
Robin Josephs	62,904	*
David Pauldine(4)	190,404	*
Gregory Sands(5)	573,583	1.1%
Andrew Sheehan(6)	73,139	*
James Simons(7)	42,574	*
Named Executive Officers:
Douglas Valenti(8)	3,487,774	6.6%
Gregory Wong(9)	238,118	*
Nina Bhanap(10)	9,414	*
Tim Stevens(11)	323,691	*
Martin J. Collins(12)	1,250	*
Executive Officers and Directors, as a group (10 persons)(13)	4,804,121	9.0%
Other 5% Stockholders:
BlackRock, Inc.(14), 55 East 52nd Street, New York, NY 10055	7,408,767	14.1%
Private Capital Management, LLC(15), 8889 Pelican Bay Boulevard, Suite 500, Naples, FL 34108	3,589,709	6.8%
The Vanguard Group(16), 100 Vanguard Boulevard, Malvern, PA 19355	3,098,199	5.9%

*
Represents 1% or less of our outstanding common stock.

(1)
Consists of stock options exercisable for 3,125 shares of our common stock within 60 days of August 31, 2020.

(2)
Consists of stock options exercisable for 43,750 shares of our common stock within 60 days of August 31, 2020.

(3)
Includes stock options exercisable for 75,000 shares of our common stock within 60 days of August 31, 2020.

(4)
Includes 90,404 shares held in a trust of which Mr. Pauldine is a trustee. Also includes stock options exercisable for 100,000 shares of our common stock within 60 days of August 31, 2020.

(5)
Includes 136,911 shares held in a living trust of which Mr. Sands and his spouse are trustees. Mr. Sands disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Also includes stock options exercisable for 39,603 shares of our common stock within 60 days of August 31, 2020.
(6)
Includes 15,623 shares held by a limited partnership Tippet Venture Partners, L.P. of which Mr. Sheehan is the managing director of its general partner and 200 shares held by a trust of which Mr. Sheehan is a trustee. Mr. Sheehan disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Also includes stock options exercisable for 45,833 shares of our common stock within 60 days of August 31, 2020.

(7)
Includes 34,841 shares held by the James Rexroad Simons Trust of which Mr. Simons is a trustee. Mr. Simons disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein.

(8)
Includes 3,427,001 shares held by The Valenti Living Trust of which Mr. Valenti and his spouse are co-trustees. Each of Mr. Valenti and his spouse has voting and investment power with respect to the shares held by The Valenti Living Trust and share beneficial ownership in such shares. Also includes 6,903 shares held by trusts, of which Mr. Valenti’s spouse is the trustee, for the benefit of Mr. Valenti and his spouse’s immediate family members over which Mr. Valenti may be deemed to have shared voting and dispositive power. Also includes stock options exercisable for 10,251 shares of our common stock within 60 days of August 31, 2020.

(9)
Includes stock options exercisable for 132,500 shares of our common stock within 60 days of August 31, 2020.

(10)
Consists of stock options exercisable for 9,414 shares of our common stock within 60 days of August 31, 2020.

(11)
Consists of stock options exercisable for 312,754 shares of our common stock within 60 days of August 31, 2020 and 10,937 RSUs that will vest within 60 days of August 31, 2020.

(12)
Consists of stock options exercisable for 1,250 shares of our common stock within 60 days of August 31, 2020.

(13)
Includes stock options exercisable for 450,062 shares of our common stock within 60 days of August 31, 2020.

(14)
Based on the Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc.

(15)
Based on the Schedule 13G/A filed with the SEC on February 7, 2020 by Private Capital Management, LLC.

(16)
Based on the Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group.

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act, as amended, were timely filed for fiscal year 2020.
Certain Relationships and Related Person Transactions
Anna Valenti, the daughter-in-law of Chief Executive Officer Douglas Valenti during a portion of fiscal year 2020, serves as Senior Director of Paid Search and Social Media at QuinStreet. For fiscal year 2020, Ms. Valenti received a base salary of $162,000 and an aggregate $30,666.09 in commissions. The Company’s Audit Committee approved the terms of Ms. Valenti’s employment, including compensation in accordance with the Company’s related person transactions policy.
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons
Our Board of Directors has adopted a written related person transactions policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and a related person were, are, or will be participants and in which the amount involved exceeds $120,000. Only related person transactions in which the amount involved exceeds $120,000 and in which the related person had or will have a direct or indirect material interest will be required to be disclosed in applicable SEC filings as required by the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act, and related rules. Pursuant to the Company’s related person transactions policy, our Audit Committee, among other things, (i) reviews the relevant facts and circumstances of each proposed related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third-party and the extent of the related person’s interest in the transaction and (ii) takes into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct and Ethics. Management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related person transaction.
Any related person transaction may only be consummated or continued if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in our related person transactions policy. Certain types of transactions are not subject to the policy, including: (i) transactions involving compensation for services provided by an employee, consultant, or director that are approved by our Compensation Committee; and (ii) transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of QuinStreet equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. In the event that it is inappropriate for the Audit Committee to review the transaction due to conflicts of interest or otherwise, after taking into account possible recusals by Audit Committee members, another independent body comprised of members of our Board of Directors reviews the related person transaction.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for our “Named Executive Officers”, who include the following executive officers and officers:
•
Doug Valenti, Chairman of our Board of Directors and our Chief Executive Officer;

•
Greg Wong, our Chief Financial Officer;

•
Nina Bhanap, our Chief Technology Officer and President, Product and Technology;

•
Tim Stevens, our Senior Vice President; and

•
Marty Collins, our Chief Legal and Privacy Officer.

This Compensation Discussion and Analysis is organized into five sections:
Section 1 — Executive Summary
Section 2 — Compensation Philosophy, Objectives, and Design
Section 3 — Compensation-Setting Process
Section 4 — Compensation Components
Section 5 — Other Compensation Information and Policies
Section 1 — Executive Summary
Executive Compensation
The Compensation Committee sets the compensation of our senior officers, including our Named Executive Officers, taking into account their ability to successfully execute our annual operating plan. This plan is designed to further our long-term business objectives and create sustainable long-term stockholder value. Accordingly, our fiscal year 2020 compensation actions and decisions were largely based on each executive officer’s and officer’s contribution to Company-wide performance goals, consistent with our “pay-for-performance” philosophy.
The COVID-19 pandemic adversely affected our ability to achieve the targets set forth in the fiscal year 2020 operating plan. Notwithstanding the business, operational and financial impacts of the pandemic, however, we increased annual revenue by 7.7% and maintained Adjusted EBITDA margin at 7.4% (compared to Adjusted EBITDA margin of 7.6% in fiscal year 2019). Though these results were impressive, and reflected strong performance by our senior officers (and the Company’s employees generally), they were not sufficient to meet the aggressive targets established in July 2019 (prior to the pandemic) as part of the fiscal year 2020 operating plan.
Decisions During Fiscal Year 2020
The Compensation Committee took the following actions with respect to the specific compensation of our Named Executive Officers in fiscal year 2020:
•
in July 2019, concurred in our Chief Executive Officer’s recommendation not to increase the base salaries of each of our Named Executive Officers, and also determined to not increase the base salary of our Chief Executive Officer, as our aggressive fiscal year 2019 targets were not achieved;

•
in July 2019, not to pay annual bonuses to substantially all of our senior officers, as our aggressive fiscal year 2019 targets were not achieved;

•
in January 2020, concurred in our Chief Executive Officer’s recommendation to increase Mr. Stevens’ (a) base salary by 9.1% and (b)  annual bonus opportunity by 23.5%, each to recognize his promotion to head our Personal Loans and Home Services businesses, and the related increase in his responsibilities;

•
during fiscal year 2020, approved the grant of equity awards in the form of service-vesting RSU awards (“RSUs”) and performance-vesting RSU awards (“PSUs”) to our Named Executive Officers;

•
in July 2020, concurred in our Chief Executive Officer’s recommendation not to pay annual bonuses for our fiscal year 2020 to any of our Named Executive Officers; and

•
in July 2020, determined to recommend that the Board adopt a clawback policy in fiscal year 2021.

In granting equity awards, the Compensation Committee took into consideration its desire to: (i) maintain a market-competitive target total direct compensation opportunity for each Named Executive Officer, (ii) retain our key senior officers, (iii) reward individual performance in the preceding fiscal year (especially for significant contributions to initiatives aimed at developing new avenues for revenue growth), and (iv) provide our Named Executive Officers with an incentive to manage our business as owners. The equity awards had the effect of subjecting a significant portion of our Named Executive Officers’ target total direct compensation to fluctuations in the market price of our common stock, thus helping to reinforce the alignment of the interests of our Named Executive Officers with our stockholders’ interests.
In making its base salary decisions, bonus determinations, and equity award decisions, the Compensation Committee engaged Compensia, Inc. (“Compensia”), an independent national consulting firm providing executive compensation advisory services, to prepare a competitive market analysis.
As shown in the charts below, incentive compensation opportunities consisting of (a)  annual bonus opportunities and (b) equity awards (consisting of RSUs and PSUs) comprised 87% of the target total direct compensation opportunity for our Chief Executive Officer and an average of 81% of the target total direct compensation opportunities for our other Named Executive Officers. These incentive compensation components of our executive compensation program are “at risk” because they are variable forms of compensation whose values are dependent on internal factors such as our Company’s performance and the successful execution of our strategic objectives as well as external factors such as macroeconomic conditions (e.g., the COVID-19 pandemic).
CEO Target Compensation	Other NEOs Target Compensation

Pay for Performance
For fiscal year 2020, the Company’s focus was on increasing adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). The Compensation Committee uses Adjusted EBITDA as the basis of one of the two performance measures for the PSUs that are issued to employees generally. Adjusted EBITDA is also impacted indirectly by our use of media margin dollar growth as the performance measure for annual bonuses. Media margin dollars equal the Company’s revenues less the applicable media costs of those revenues. Using media margin dollar growth as a performance measure gives our executive officers and officers the flexibility to grow Adjusted EBITDA by increasing (i) revenues at a constant media margin percentage, (ii) media margin percentage, or (iii) revenues at a faster rate than the concurrent increase in media costs.
The annual bonus opportunities for the fiscal year 2020 Named Executive Officers (other than Mr. Stevens) were based on the media margin dollar growth for the Company overall. For Mr. Stevens, his annual bonus opportunity was tied to the achievement of media margin dollar growth within the Personal Loans and Home Services verticals he manages. The Named Executive Officers were eligible to receive annual bonus payments only if median margin dollars in fiscal year 2020 exceeded media margin dollars in fiscal year 2019.
Achievement of media margin dollar growth targets established in July 2019 (and related expected increases in Adjusted EBITDA) became difficult in fiscal year 2020 for three reasons:
Dispositions.   During fiscal year 2020, the Company sold its mortgage, Brazilian and business-to-business operations. These dispositions had a variety of effects on the Company’s ability to achieve its media margin growth and Adjusted EBITDA targets. (For example, the business-to-business operations had the Company’s highest media margins). Although the Compensation Committee was mindful that dispositions were a factor in the Company’s failure to meet its pre-established annual operating plan targets, the Compensation Committee decided not to adjust the targets for the purposes of bonus achievement.
Employment Maintenance.   As noted in the Company’s earnings statements and public filings, the Company’s response to the pandemic included endeavoring to maintain employment company-wide (while continuing performance evaluations of employees in the ordinary course). This was in lieu of engaging in layoffs, furloughs or salary reductions. This had the effect of reducing profitability from what it would have been had the Company not prioritized maintaining employment. Notwithstanding the Company’s prioritization of employment, as well as the adverse business impacts of the pandemic described below, the Company’s aggregate profitability, as measured by Adjusted EBITDA margin, remained essentially unchanged at 7.4% for fiscal year 2020, compared to 7.6% in fiscal year 2019.
Adverse Business Impacts of the Pandemic.   The pandemic adversely impacted the Company’s credit-driven Personal Loans and Credit Cards businesses. These credit-driven businesses represent some of the Company’s fastest growing businesses, and they have high media margin dollar contribution profiles. Accordingly, the pandemic’s effects on these businesses in the final five months of the Company’s fiscal year made it more difficult to achieve the Adjusted EBITDA and media margin dollar targets in the annual operating plan.
To support the Company’s approach of maintaining employment while minimizing adverse impacts on profitability, our Chief Executive Officer recommended that the Named Executive Officers receive no bonus payments for fiscal year 2020. (Bonuses were paid to employees generally, but not to the Named Executive Officers or other officers). The Compensation Committee accepted this recommendation, while noting that it could increase the challenge of retaining key executives.
With respect to determining the achievement of the performance conditions contained in the fiscal year 2020 PSUs (awarded in July 2019, prior to the pandemic), our Chief Executive Officer noted that these PSUs were awarded not only to our senior officers but broadly throughout the Company, with approximately half the employees receiving such awards. Accordingly, based on the recommendation of our Chief Executive Officer and Compensia, and in the context of not having made adjustments to annual operating targets as a result of fiscal year 2020 dispositions or employment maintenance initiatives, the Compensation Committee elected to exercise its discretion and deem the PSUs achieved at 88% for the reasons set forth under “Performance-Vesting RSU Awards” below.
2019 Stockholder Advisory Vote on Named Executive Officer Compensation
We conducted our annual stockholder advisory vote on named executive officer compensation (the “Say-on-Pay” vote) at our 2019 annual meeting of stockholders on November 15, 2019. We believe that it is important for our stockholders to have an opportunity to have an advisory vote on executive compensation on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation program, policies, and practices, and the Compensation Committee’s decisions regarding executive compensation, all as disclosed in our proxy statements. The Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our Compensation Committee is willing to meet with the Company’s stockholders to discuss executive compensation matters.
At the 2019 annual meeting of stockholders, more than 98% of the votes cast on the Say-on-Pay proposal were voted in favor of our Named Executive Officers’ compensation. Notwithstanding the final vote results, and despite this significant level of support, the Compensation Committee nonetheless reviewed, assessed and attempted to balance the negative financial impact arising from the COVID-19 pandemic including uncertainties arising thereof against the need to retain and motivate our senior officers. The Compensation Committee then determined that there were no significant stockholder concerns that would require us to make any significant changes to our executive compensation program at this time; provided, however, the Compensation Committee and our Chief Executive Officer agreed it was important to attempt to balance the diverging interests with respect to uncertainties arising from the COVID-19 pandemic as well as retaining and motivating the Company’s senior officers (including our employees generally). Our Chief Executive Officer and our Chief Financial Officer will continue to be willing to meet with the Company’s stockholders on executive compensation and other matters.
Compensation Governance
We maintain the following corporate governance policies and executive compensation practices that support our pay-for-performance philosophy and serve to manage our compensation risks:
✓
the Compensation Committee is comprised solely of independent directors;

✓
the Compensation Committee has engaged its own compensation consultant to assist it with its review of executive compensation;

✓
none of our senior officers has an employment agreement;

✓
we provide “double trigger” change in control severance payments and benefits for certain senior officers (discussed in greater detail below) rather than “single trigger” change in control severance payments and benefits;

✓
the Compensation Committee recommended that the Board adopt a clawback policy in fiscal year 2021 that creates retroactive adjustments to any cash bonus or equity-based incentive compensation paid to our senior officers and other employees (discussed in greater details below);

✓
there are no special executive perquisite programs, and our officers participate in the same health and welfare benefit plans as all other employees;

✓
there are no tax reimbursements for our senior officers for excess parachute payments, perquisites, or personal benefits;

✓
the Compensation Committee grants equity awards primarily at regularly scheduled quarterly Committee meetings set at the beginning of each fiscal year;

✓
our insider trading policy provides that our directors and officers may not hold in margin accounts or pledge the Company’s shares;

✓
our insider trading policy provides that our directors and officers may not engage in short sales of the Company’s shares, in derivative transactions in the Company’s shares (e.g., publicly traded options contracts, such as puts or calls), or in other transactions that are designed to or have the effect of hedging or offsetting any change in the market value of the Company’s stock; and

✓
we have stock ownership guidelines that require stock ownership at a level that is six times the annual base salary for our Chief Executive Officer and three times the annual cash retainer for our non-employee directors.

Section 2 — Compensation Philosophy, Objectives, and Design
Philosophy
We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain a compensation program that rewards performance,

teamwork, commitment, and rapid progress in order to effectively align the interests of our senior officers and stockholders. The Compensation Committee and management are committed to a pay-for-performance philosophy in designing our compensation policies, practices, and plans.
Objectives
The principles and objectives of our compensation and benefits programs for our employees generally, and for our Named Executive Officers specifically, are to:
•
closely align compensation with our business and financial objectives and the long-term interests of our stockholders;

•
motivate and reward individuals whose skills and performance promote our continued success;

•
attract, motivate, and retain highly-talented, experienced individuals who are incentivized to achieve our strategic objectives; and

•
offer total compensation that is competitive, reasonable, and fair.

Design and Pay Mix
The compensation of our senior officers consists of the following primary components:
•
base salary;

•
performance-based annual cash bonuses;

•
long-term incentive compensation in the form of equity awards (RSUs and PSUs);

•
employee health and welfare benefits; and

•
change in control payments and benefits.

Each compensation component has a role in meeting the objectives described above. While we believe we offer competitive base salaries and performance-based annual cash bonus opportunities, we also believe that long-term incentive compensation in the form of equity awards is a critical compensation component for Internet and other growth-oriented technology companies. We believe that equity awards provide long-term incentives that align the interests of our employees and officers with the long-term interests of our stockholders. We carefully track equity compensation practices of competitors and other comparable companies to ensure that our policies and practices are competitive and generally consistent with peer group dilution rates.
We strive to achieve an appropriate mix between cash and equity compensation to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and equity compensation, or among different forms of equity compensation. As a result, the allocation between cash and equity varies among officers. The mix of compensation components is designed to reward short-term results and motivate long-term performance through a combination of cash and equity awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.
Section 3 — Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee of the Board of Directors is responsible for administering and overseeing the executive compensation program for our senior officers, including our Named Executive Officers, and reports to the full Board of Directors on its discussions, decisions, and other actions.
Our management and the Compensation Committee conduct an annual review of senior management compensation for purposes of setting executive compensation for the upcoming fiscal year. For fiscal year 2020, this review occurred at two meetings in June 2019 and July 2019. At that time, management and the

Compensation Committee reviewed the information on market-based executive compensation provided by Compensia, in light of the compensation we offer, to ensure that the executive compensation program established for fiscal year 2020 was competitive, reasonable, and fair.
The Compensation Committee (together with our Chief Executive Officer with respect to performance of our other senior officers) reviews the performance of each executive officer and officer on an annual basis, and based on this review and the factors described below, sets his or her compensation package, including base salary, annual bonus opportunity, and the size and structure of equity awards for the upcoming fiscal year as well as the bonus payment for the previous fiscal year. The Compensation Committee is solely responsible for determining the compensation of our Chief Executive Officer.
The Compensation Committee conducts an annual review of all compensation components at the end of each fiscal year to ensure consistency with our compensation philosophy and as part of its responsibilities in administering our executive compensation program. The Compensation Committee is authorized to retain the services of third-party executive compensation specialists and other advisors from time to time, as the Compensation Committee sees fit, in connection with the establishment of cash and equity compensation and related policies.
Role of our Chief Executive Officer
Our Chief Executive Officer makes recommendations to the Compensation Committee for the compensation of all our senior officers other than himself, attends Compensation Committee meetings (except for sessions discussing and setting his compensation), and has been and is involved in the determination of compensation for our senior officers. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salaries, annual bonus opportunities, and long-term incentive compensation for our senior officers (other than himself). Our Chief Executive Officer bases his recommendations on the Company’s financial and operational results, the individual’s contribution toward these results, individual and Company-wide performance toward goal achievement, an analysis of competitive market data prepared by the Compensation Committee’s compensation advisor, input from certain other senior officers and input from the Compensation Committee’s compensation consultant. Our Chief Executive Officer does not make any recommendation as to his own compensation.
The Compensation Committee reviews our Chief Executive Officer’s recommendations, the analysis of competitive market data, and other relevant information and determines each senior officer’s total compensation, as well as each of their individual compensation components. The Compensation Committee’s decisions regarding executive compensation are based on its subjective evaluation of the performance of the Company and each senior officer, the judgment and experience of each of its members in determining compensation, the input of our Chief Executive Officer and its compensation consultant, a review of competitive market data as described below, and the other factors, such as prevailing industry trends, described below.
Role of Compensation Consultant
Since November 2009, the Compensation Committee has engaged Compensia as its compensation advisor to help evaluate our compensation philosophy and provide guidance in administering our executive compensation program. Compensia reports directly to the Compensation Committee and does not provide any services to the Company other than the services provided to the Compensation Committee. Based on its review of the applicable SEC rules and NASDAQ listing standards, the Compensation Committee believes that the work performed by Compensia for the Compensation Committee does not give rise to any conflicts of interest. Since fiscal year 2010, Compensia has also assisted the Compensation Committee in developing the compensation peer group described below and in providing competitive market data based on the compensation practices of the peer group and from general industry surveys, as appropriate.
Competitive Market Data
We believe it is important when making compensation-related decisions to be informed as to current practices of similarly-situated companies. Consequently, the Compensation Committee selects a group of companies that are broadly similar to the Company in terms of industry and financial comparability as a reference point for evaluating the market practices of our “peers” in formulating compensation recommendations and to assist the Compensation Committee in its consideration of executive compensation.
For fiscal year 2020, our compensation peer group (the “Peer Group”) consisted of the following companies:
Alarm.com	LivePerson
Benefitfocus	MicroStrategy
Blucora	NIC
Bottomline Technologies	Perficient
Carbonite	Progress Software
Cars.com	QAD
Chegg	Quotient Technology
Cloudera	SecureWorks
Glu Mobile	Shutterstock
KEYW Holding	TrueCar
Each of the companies in the Peer Group met the following criteria: (1) were operating in the Internet services and infrastructure industry, in the interactive media and services industry or in the Internet and direct marketing retail industry (formerly classified as Internet software and services industry), (2) had annual revenues between $220 million to $890 million (or approximately 0.5x to 2.0x that of the Company’s revenue), and (3) had a market capitalization between $165 million to $2.6 billion (or approximately 0.25x to 4.0x that of the Company’s market capitalization). In addition, all are headquartered in the United States.
The Compensation Committee supplements the data derived from the Peer Group with broader compensation data provided by market surveys. Compensia also provided compensation data from Compensia’s proprietary database for positions comparable to those of our senior officers at technology companies with revenues between $200.0 million and $600.0 million to the extent the Peer Group data was not sufficient.
While the Compensation Committee does not “benchmark” pay levels against the Peer Group due to the unique aspects of our business, it believes that evaluating competitive market data is useful to understand market practice and to provide a general context for its decisions. The Compensation Committee exercises its discretion in determining the nature and extent of the use of this market data, which varies by role and individual.
Section 4 — Compensation Components
The compensation we offer to each of our senior officers, including our Named Executive Officers, consists of the following principal components: (a) base salaries; (b) performance-based cash bonuses; and (c) long-term incentive compensation in the form of equity awards.
(a)
Base Salaries

The initial base salaries of our senior officers, including our Named Executive Officers, are established through arm’s-length negotiation at the time of hire, taking into account each individual’s qualifications, experience and prior salary history, location, and prevailing market practices for similar roles among the companies in the Peer Group and from the survey data of similarly sized companies in the technology industry. Thereafter, the base salaries of our senior officers are reviewed annually by the Compensation Committee, with significant input from our Chief Executive Officer (except with respect to his own base salary) and the Compensation Committee’s compensation advisor to determine whether any adjustment is warranted. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.
In determining a base salary adjustment, the Compensation Committee considers several factors, including the Company’s overall performance, the individual’s relative job scope and impact in the Company, individual performance history, prior and anticipated future contributions to the Company, anticipated increase in responsibilities, length of time each individual has been employed with the Company, retention incentives, prior experience, and an analysis of competitive market data (including the base salary practices of the Peer Group and the survey data). The Compensation Committee may also consider the individual’s current base salary, equity ownership, and internal gender pay parity (i.e., the amounts paid to the female officer’s male peers inside the Company for comparable positions and responsibilities). The Compensation Committee also draws upon the experiences of its members with other companies.
In June 2019, the Compensation Committee reviewed the base salaries of our senior officers, including our Named Executive Officers, for fiscal year 2020. The Compensation Committee reviewed salary data derived from the Peer Group and summary cash compensation data from Compensia’s proprietary database for positions comparable to those of the executive officers and officers at technology companies with revenues between $200.0 million and $600.0 million. The Company generally seeks to pay its executive officers and officers competitively between approximately the 25th and 75th percentile of its peer group. The Compensation Committee and our Chief Executive Officer consider the competitive market data and take into consideration the factors noted in the paragraph immediately above.
After reviewing input from Compensia and taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own base salary), the Compensation Committee determined in July 2019 that, based on the factors described above, and the fact that fiscal year 2019 financial objectives had not been fully achieved, the base salaries of the Named Executive Officers would not be increased. (In January 2020, the Compensation Committee did approve our Chief Executive Officer’s recommendation to increase Mr. Stevens’ compensation for the balance of the fiscal year and effective as of January 1, 2020, as commensurate with his increased responsibilities, including becoming the head of the Company’s Personal Loans and Home Services businesses). The resulting base salary information for each of our Named Executive Officers for fiscal year 2020 is shown below.
Named Executive Officer	Fiscal Year 2019 Annual Base Salary ($)	Fiscal Year 2020 Annual Base Salary ($)	Percent Change (%)
Doug Valenti	540,750	540,750	0
Nina Bhanap	404,790	404,790	0
Greg Wong	385,000	385,000	0
Tim Stevens	334,544	365,000(1)	9.1
Marty Collins	331,660	331,660	0

(1)
In January 2020, the Compensation Committee approved an increase of 9.1% in Mr. Stevens’ base salary for fiscal year 2020, effective as of January 1, 2020 which it determined to be appropriate given Mr. Stevens’ promotion and increased responsibilities.

(b)
Performance-Based Annual Cash Bonuses

We use performance-based annual cash bonuses to motivate our senior officers, including our Named Executive Officers, to achieve our annual financial and operational goals while making rapid and sustainable progress toward our longer-term objectives. These bonuses are designed to reward both Company and individual performance.
The Compensation Committee can exercise its discretion and reduce the amount of any actual award below the amount calculated with reference to the Company’s annual operating plan.
Annual Bonus Opportunities
For fiscal year 2020, each Named Executive Officer’s annual bonus opportunity was expressed as a total dollar amount, with individual opportunities ranging from 50% to 85% of base salary. Annual bonus opportunities were established in July 2019 by the Compensation Committee, based in part upon Compensia’s analysis and recommendations. The fiscal year 2020 annual bonus opportunity for each of our Named Executive Officers is set out in the table below entitled “Fiscal Year 2020 Bonus Decisions.”

Annual Bonus Performance Measures
For fiscal year 2020, the annual bonus performance measures were based on growth in media margin dollars as set forth in our annual operating plan. The Named Executive Officers were eligible to receive bonus payments only if median margin dollars in fiscal year 2020 exceeded media margin dollars in fiscal year 2019. As in prior years, the performance measures were designed to be aggressive. This is demonstrated by the fact that our senior officers did not receive bonus payouts in two of the five previous fiscal years (fiscal years 2019 and 2017). For the other three fiscal years the bonus payouts were below the target bonus opportunities, with payouts ranging from 60% to 80% in fiscal year 2018, 20% in fiscal year 2016 and 18% to 37% in fiscal year 2015.
For all our senior officers, their fiscal year 2020 annual bonus opportunity was based on achieving the media margin dollar growth targets applicable to them. Tentative bonus payments, even if the quantitative target was achieved, were subject to adjustment based upon our Chief Executive Officer’s recommendation, and were further subject to downward adjustment by the Compensation Committee.
The Compensation Committee believes the following factors continue to be important in assessing performance bonus achievement:
•
the assessed sustainability of revenue;

•
whether the Company maintained or improved media margin targets or delivered margin dollars;

•
progress on initiatives to address challenges;

•
whether growth was achieved organically or via acquisitions;

•
the development of future growth potential and diversification of our revenue streams; and

•
the individual contributions of the senior officer.

Fiscal Year 2020 Bonus Decisions
As summarized above in the “Executive Summary”, to determine actual bonus awards for fiscal year 2020, the Compensation Committee first reviewed the Company’s overall financial results for fiscal year 2020.
The primary driver of bonus achievement is achievement of the media margin dollar growth targets established in July 2019 for fiscal year 2020 (i.e., July 1, 2019 through June 30, 2020). Achievement of those pre-established media margin dollar growth targets became difficult during the fiscal year due to: (i) the Company’s disposition of its mortgage, Brazilian and business-to-business operations (at various times during the fiscal year), (ii) the Company’s response to the pandemic (including endeavoring to maintain employment company-wide), and (iii) COVID-19’s adverse impacts on the Company’s credit-driven Personal Loans and Credit Cards businesses (in the final five months of the fiscal year).
Our Chief Executive Officer did not recommend that fiscal year 2020 bonus targets be adjusted to reflect dispositions or pandemic effects. He noted that non-payment of senior officers’ bonuses would support the Company’s employment maintenance initiatives while mitigating adverse impacts on profitability.
In considering our Chief Executive Officer’s recommendation, the Compensation Committee noted that our Chief Executive Officer’s recommendation aligned with the Company’s pay-for-performance philosophy, although it could increase the challenge of retaining key executives. The Compensation Committee ultimately approved the recommendation by our Chief Executive Officer to pay no bonuses to senior officers. The chart below shows, for our Named Executive Officers, their fiscal year 2019 bonus payments, and their fiscal year 2020 annual bonus opportunities and payments:

Named Executive Officer	Fiscal Year 2019 Bonus Payout ($)	Fiscal Year 2020 Target Bonus Opportunity ($)	Fiscal Year 2020 Bonus Payout ($)	Fiscal Year 2020 Bonus Payout as a % of Target (%)
Doug Valenti	0	459,000	0	0
Nina Bhanap	0	260,000	0	0
Greg Wong	0	222,500	0	0
Tim Stevens	0	210,000(1)	0	0
Marty Collins	0	165,830	0	0

(1)
In January 2020, the Compensation Committee approved an increase of 23.5% in Mr. Stevens’ annual bonus opportunity for fiscal year 2020, effective as of January 1, 2020 which it determined to be appropriate given Mr. Stevens’ promotion and increased responsibilities.

(c)
Long-Term Incentive Awards

We use long-term incentive awards, in the form of RSUs and PSUs, to attract and retain our senior officers, including our Named Executive Officers, to motivate and reward them for outstanding Company and individual performance and to align their interests with those of our stockholders.
We grant equity awards to our senior officers both at the time of initial hire, and then on an annual basis. Since fiscal year 2013, we have granted annual awards consisting in whole or in part of RSUs. Our practice has been to grant annual awards at the Compensation Committee’s first regularly scheduled meeting after the start of the fiscal year (typically in July). This practice was followed in fiscal year 2020, with awards made in July 2019.
The Compensation Committee also has the discretion, following recommendations made to the Compensation Committee by our Chief Executive Officer, to grant stock options or RSU awards at any time to reflect officer promotions or maintain pay parity. In fiscal year 2020, the Compensation Committee, based upon the recommendation of our Chief Executive Officer, made additional grants to Ms. Bhanap in October 2019 and in January 2020 for internal pay parity purposes.
In determining the size of the equity awards to be granted to our senior officers, including our Named Executive Officers, the Compensation Committee takes into account several factors, including our Chief Executive Officer’s recommendation for the other individuals, our short-term and long-term financial and strategic objectives, an individual’s relative job scope, the value of his or her then-current equity incentive award holdings, individual performance history, prior and anticipated future contributions to the Company, the size of prior awards, an analysis of competitive market data (including the equity award practices of the Peer Group), our annual equity budget, and the net aggregate amount of the shares proposed to be awarded to all employees for the fiscal year. After considering these factors, the Compensation Committee determines the size of the equity awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
After reviewing a competitive market analysis prepared by Compensia and taking into consideration the recommendations of our Chief Executive Officer (as to the equity awards for our senior officers other than himself), the Compensation Committee in July 2019 determined the size of each senior officer’s equity awards (RSUs and PSUs) using the factors described above.
The equity awards (RSUs and PSUs) granted to the Named Executive Officers in fiscal year 2020 were as follows:

Named Executive Officer	Number of Shares Subject to Service-Vesting RSU Grant (#)(1)	Grant Date Fair Value of Service-Vesting RSU Grant ($)(2)	Number of Shares Subject to Performance-Vesting RSU Grant (Target) (#)(3)	Grant Date Fair Value of Performance-Vesting RSU Grant (Target) ($)(2)
Doug Valenti	100,000	1,625,000	100,000	1,625,000
Nina Bhanap	57,500	878,125	47,500	746,225
Greg Wong	40,000	650,000	40,000	650,000
Tim Stevens	51,333	834,161	40,000	650,000
Marty Collins	30,000	487,500	30,000	487,500

(1)
The amounts reported in this column represent (where applicable) the combined total of one-year and four-year RSUs. The one-year RSUs vest as follows: 100% of the RSU awards vest on August 10, 2020. The four-year RSUs vest as follows: 25% of the RSU awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of the RSU awards vest on each quarterly anniversary over the remaining 12 quarters thereafter.

(2)
The amounts reported in this column represent the aggregate grant date fair value for RSUs granted in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2020, filed with the SEC on August 28, 2020.

(3)
Subject to the achievement of pre-established performance conditions for fiscal year 2020, the PSUs will vest as follows: 25% of these awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of these awards vest on each quarterly anniversary over the remaining 12 quarters thereafter.For more information about the performance measures and related target levels for these new awards, see “Performance-Vesting RSU Awards” below.

With respect to fiscal year 2020, the Compensation Committee determined that a combination of RSUs and PSUs provided the appropriate incentive for our Company in view of the equity awards’ direct tie to our stock price performance.
Service-Vesting RSU Awards
We believe RSUs provide a strong retention component to our equity compensation program while also providing an alignment with stockholders’ interests since the value of the RSU awards is determined by our stock price. We also believe that RSUs can serve as an effective retention tool due to vesting requirements that are based on continued service with the Company. Together with other equity awards, RSUs can help create an ownership culture. Accordingly, given that the Company did not pay bonuses to any senior officers in fiscal year 2019, the Compensation Committee and our Chief Executive Officer agreed that granting to certain of our officers, including one of our Named Executive Officers, Mr. Stevens, one-year RSUs in fiscal year 2020 would be vital to encourage and retain those officers in the short-term while allowing the individual to realize increased compensation in line with the value they have created for our stockholders. Notwithstanding the one-year RSUs, our typical RSUs have a four-year vesting schedule and are designed to encourage long-term employment with the Company while allowing our senior officers to realize increased compensation in line with the value they have created for our stockholders.
Performance-Vesting RSU Awards (PSUs)
We believe that PSUs further align our officers’ and employees’ interests with those of our stockholders. Our officers and employees benefit from these awards only if certain pre-established performance conditions are deemed achieved. In addition, we believe these awards help retain our officers and employees based on the service component of the PSU’s vesting requirements.
As in prior years, the PSUs granted in fiscal year 2020 contained a revenue metric and an Adjusted EBITDA metric. The Company’s performance against these metrics, as assessed by the Compensation Committee at the end of the fiscal year, determines the number of shares available for vesting under the award. Vesting then occurs over the Company’s standard four-year service vesting period. As a result, the PSUs require both performance (assessed at the end of the first fiscal year) and continuous service over an additional three years (to obtain the financial benefit of the first-year performance).
As in prior years, the PSU metrics were established in July, at the beginning of the Company’s fiscal year. For fiscal year 2020, the metrics established in July 2019 were as follows:
•
Revenue Metric. At a minimum, the Company’s net revenue (as established by the Compensation Committee in its discretion) for fiscal year 2020 would need to be greater than the Company’s net revenue for fiscal year 2019. If this minimum was achieved, the number of PSUs deemed earned would be determined on a pro rata basis up to a maximum of 10% revenue growth.

For example, if net revenue increased 2% from fiscal year 2019 to fiscal year 2020 then the number of PSUs deemed earned and issuable pursuant to the revenue metric would be 20% of the maximum issuable shares.
•
Adjusted EBITDA Metric. The number of PSUs deemed earned pursuant to the revenue metric is subject to downward adjustment based upon an Adjusted EBITDA metric (as established by the Compensation Committee in its discretion). For fiscal year 2020, if the minimum revenue metric was met and the Company’s Adjusted EBITDA, as a percentage of net revenue (“Adjusted EBITDA Percentage”), equaled or exceeded 10%, then all of the shares underlying the PSUs deemed earned pursuant to the revenue metric would be issuable (subject to standard continuous service vesting). If the Adjusted EBITDA Percentage was less than 5%, then no PSUs would be deemed earned, notwithstanding the achievement of the revenue metric. If the Adjusted EBITDA Percentage was between 10% and 5%, then the number of PSUs deemed earned would be adjusted downward on a pro-rata basis.

For example, if the Adjusted EBITDA Percentage was 6% then the number of shares issuable pursuant to the Adjusted EBITDA Percentage would be 60% of the number deemed earned pursuant to the revenue metric.
In July 2020, based solely upon the Company’s reported financial results, approximately 56.9% of the PSUs would have been deemed earned. As set forth above in the Executive Summary, however, the Compensation Committee was mindful of the impacts of business dispositions, employment maintenance initiatives and the pandemic on the Company’s reported results generally, and the achievement of the PSU revenue and Adjusted EBITDA metrics specifically. The Compensation Committee was also mindful that PSUs were awarded not only to senior officers but broadly throughout the Company (to approximately half the employees). In addition, the Committee was mindful that although bonuses were being paid to employees generally, senior officers would not receive any bonuses (or salary increases) for the second year in a row, and that for fiscal year 2020 those decisions were made to help minimize the profitability impacts of the Company’s general employment maintenance initiatives.
Accordingly, the Compensation Committee asked the Chief Executive Officer and Compensia for recommendations, consistent with the Compensation Committee’s discretion, in assessing how the short-term impacts resulting from the business dispositions, employment maintenance initiatives and pandemic effects should be evaluated in light of the long-term incentive compensation represented by the PSUs. Following a series of discussions and information exchanges, the Committee determined that it was difficult to quantify the specific impacts of the business dispositions and employment maintenance initiatives on the PSU metrics, and so no adjustment was made to the metrics with respect to those impacts.
Based on the recommendations of our Chief Executive Officer and Compensia, the Compensation Committee ultimately decided to make adjustments to the PSUs’ revenue and Adjusted EBITDA metrics to partially reflect the short-term adverse impacts of the pandemic on the Company’s credit driven businesses. This resulted in the fiscal year 2020 PSUs being deemed achieved at 88%. The adjustment involved a data-driven review of the Company’s credit-driven businesses prior to the pandemic, during the initial pandemic-impacted period of February through June 2020 and post-June 2020. The Committee, in conjunction with management and Compensia, (i) assessed the average revenue and media margin contributions of the credit-driven businesses for the seven months prior to February 2020, (ii) assumed those monthly historical averages would have applied during the pandemic-impacted period of February through June, 2020 and (iii) further reduced the expected media margin contributions by those businesses during the pandemic-impacted period (i.e., assumed the businesses would have been less profitable than average, even if revenue had been at historical averages during the pandemic-impacted period).
Named Executive Officer	Number of Shares Subject to Performance-Vesting RSU Grant (Target) (#)(1)	Number of Shares Subject to Performance-Vesting RSU Grant Earned Before Adjustment (#)(2)	Number of Additional Shares Subject to Performance-Vesting RSU Grant Based on Discretionary Adjustments to Attainment of Performance Conditions (#)(3)	Total Number of Shares Subject to Performance-Vesting RSU Grant Earned After Adjustment (#)(4)
Doug Valenti	100,000	56,900	31,100	88,000
Nina Bhanap	47,500	27,027	14,773	41,800
Greg Wong	40,000	22,760	12,440	35,200
Tim Stevens	40,000	22,760	12,440	35,200
Marty Collins	30,000	17,070	9,330	26,400

(1)
Subject to the achievement of pre-established performance conditions for fiscal year 2020, the PSUs will vest as follows: 25% of these awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of these awards vest on each quarterly anniversary over the remaining 12 quarters thereafter.For more information about the performance measures and related target levels for these new awards, see “Performance-Vesting RSU Awards” above.

(2)
The amounts reported in this column are based on reported financial results with revenue of $490 million and Adjusted EBITDA of $36 million, which would have represented a 56.9% achievement of the performance conditions.

(3)
On July 29, 2020, the Compensation Committee made discretionary adjustments to the levels of performance-based RSU performance conditions for achievement in fiscal year 2020 to address the pandemic’s impacts on the Company’s credit-driven businesses. These consisted of a revenue adjustment of $26.9 million and an adjusted EBITDA adjustment of $9.4 million, which resulted in increases of shares subject to these awards, from 56.9% of target to 88% of target.

(4)
The amounts reported in this column give effect to the adjustments, resulting in 88% achievement of the performance conditions.

Section 5 — Other Compensation Information and Policies
Welfare and Other Employee Benefits
We maintain a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we do not match any contributions made to the plan by our employees, including our senior officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
Our senior officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other full-time, salaried employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
We believe these benefits are generally consistent with those of companies with which we compete for executive talent.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we currently do not provide perquisites to our senior officers.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an officer in the performance of his or her duties, to make our officers more efficient and effective, or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Employment Arrangements
We do not have any employment agreements with any of our officers.
Post-Employment Compensation
The Company has entered into change in control severance agreements with each of our Named Executive Officers to provide “double-trigger” change in control severance payments and benefits, including full (100%) acceleration of outstanding and unvested equity awards. These agreements were approved as a result of the Compensation Committee’s ongoing review of competitive market practices for compensatory matters and based on an analysis performed by the Compensation Committee’s compensation consultant. For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Potential Payments Upon Termination or Change in Control” below.
Stock Ownership Guidelines
The Board believes that significant stock ownership by the Chief Executive Officer and non-employee directors further align their interests with the long-term interests of our stockholders. The stock ownership guidelines adopted by the Compensation Committee on August 29, 2018, require stock ownership that is six times the annual base salary for our Chief Executive Officer and three times the annual cash retainer for our non-employee directors (excluding additional retainers for committee chairs or members). These ownership guidelines are to be attained within five years, for the Chief Executive Officer, or three years, for a non-employee director, of the later of: (a) the effective date of the ownership guidelines, or (b) the date of hire or appointment, as the case may be. Certain exceptions apply to the attainment period if the stock ownership requirement of the ownership guidelines is amended, or the participant’s base salary or annual cash retainer is increased.
The following equity holdings qualify towards satisfaction of the ownership guidelines: (i) shares owned outright by the participant or his or her immediate family members; (ii) shares held indirectly by trusts, family partnerships and other types of entities formed for the benefit of the participant or his or her immediate family members; (iii) vested stock options counted as one-half (0.5) share equivalent per vested stock option; and (iv) shares held by investment funds, trusts, partnerships, or other similar entities over which the participant has the ability to influence or direct investment decisions. The following equity holdings do not qualify towards satisfaction of the ownership guidelines: (a) shares that are pledged; (b) unvested/unearned PSUs; (c) unvested RSUs; and (d) unvested stock options.
If the ownership requirements are not achieved at the end of the attainment period, the ownership guidelines require the participants to retain 50% of the shares granted to them by the Company (net of applicable taxes and shares subject to an Exchange Act Rule 10b5-1 plan) until the guidelines are achieved. Under certain limited circumstances, such as hardship on the participant, the guidelines may be waived by the Compensation Committee at its discretion.
Our Chief Executive Officer has satisfied his stock ownership requirement and each non-employee director has satisfied or is on track to satisfy the stock ownership requirement within the applicable time frame.
Clawback Policy
In July 2020, in connection with making fiscal year 2020 compensation decisions, the Compensation Committee determined to recommend that the Board adopt a compensation recovery (“clawback”) policy in fiscal year 2021. A clawback policy would impose retroactive adjustments to any cash bonus or equity-based incentive compensation paid to our senior officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. The policy will apply whether the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The policy will cover all employees, including senior officers, and apply to equity awards and other incentive compensation awarded to such employees. The Compensation Committee will have discretion to recover and recoup incentive compensation in several instances including a material restatement of the Company’s financials, materially inaccurate financial statements or performance metrics, and misconduct resulting in significant financial harm.
Derivatives Trading, Hedging, and Pledging Policies
We have a policy that prohibits our employees, members of our Board of Directors, contractors, and consultants, as well as family members of such persons, from engaging in short sales, hedging transactions (such as in put or call options), or other inherently speculative transactions with respect to our equity securities or from holding our equity securities in margin accounts or pledging our equity securities as collateral for a loan.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1.0 million in any taxable year for certain executive officers. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”) in December 2017, Section 162(m) provided an exemption from that limitation for certain qualified “performance-based compensation.” Among other changes to Section 162(m), however, the TCJA repealed this exemption for qualified performance-based compensation, effective for taxable years beginning after December 31, 2017, subject to limited transition relief that applies to certain arrangements in place as of November 2, 2017.
In August 2018, the Internal Revenue Service issued initial guidance on certain aspects of the new Section 162(m), effective for any taxable year ending on or after September 10, 2018. The Internal Revenue Service also indicated that it anticipates proposing rules on the new Section 162(m) and requested additional comments from the public.
The Compensation Committee continues to reserves the right to exercise its judgment to award compensation that may not be deductible as a result of the application of the Section 162(m) deduction limit when it believes that such compensation is in the Company’s best interests.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the “fair value” of these awards. This calculation is performed for financial statement reporting purposes and reported in the compensation tables below, even though the employees may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee or director is required to render service in exchange for the award.
Compensation-Related Risk
From time to time, the Compensation Committee reviews the potential risks associated with the structure and design of our various compensation plans. For fiscal year 2020, the Compensation Committee requested that Compensia, its compensation consultant, assisted by our management, undertake a comprehensive review of the material compensation plans and programs for all employees and, based upon this review, determined that none of our compensation policies and practices is reasonably likely to have a material adverse effect on the Company. Overall, the Compensation Committee believes that our various compensation programs generally contain a balance of fixed and variable features, as well as complementary metrics and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. In addition, the material plans and programs operate within the Company’s governance and review structure that serves and supports risk mitigation.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.
The Compensation Committee of the Board of Directors has furnished the following report.
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement, as prepared by the management of QuinStreet, with the management of QuinStreet, and, based on this review and discussion, recommended to the Board of Directors of QuinStreet that such “Compensation Discussion and Analysis” be included in QuinStreet’s proxy statement for the 2020 annual meeting of stockholders for filing with the SEC.
Members of the Compensation Committee
of the Board of Directors of QuinStreet, Inc.
Robin Josephs (Chair)
David Pauldine
Gregory Sands

Fiscal Year 2020 Summary Compensation Table
The following table sets forth information regarding the compensation for the last three completed fiscal years, paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer, and our other three most highly-compensated officers. We collectively refer to such individuals as our “Named Executive Officers” for fiscal year 2020.
Name and Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total Compensation ($)
Doug Valenti	2020	540,750	3,250,000(3)	0	0	3,790,750
Chairman and Chief Executive Officer	2019	540,750	2,852,000(3)	0	0	3,392,750
	2018	540,750	620,423	164,730	275,400	1,601,303
Greg Wong	2020	385,000	1,300,000(3)	0	0	1,685,000
Chief Financial Officer	2019	385,000	1,140,800(3)	0	0	1,525,800
	2018	353,000	233,081	65,892	117,600	769,573
Nina Bhanap	2020	404,790	1,624,350(3)	0	0	2,029,140
Chief Technology Officer and President, Product and Technology	2019	404,790	1,140,800(3)	0	0	1,545,590
	2018	393,000	245,111	65,892	141,480	845,483
Tim Stevens	2020	365,000(4)	1,484,161(3)	0	0	1,849,161
Senior Vice President
Marty Collins	2020	331,660	975,000(3)	0	0	1,306,660
Chief Legal and Privacy Officer

(1)
The amounts reported in this column generally represent the aggregate grant date fair value for RSUs, PSUs and option awards granted in the applicable fiscal year, computed in accordance with ASC 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2020, filed with the SEC on August 28, 2020. For PSUs granted in fiscal year 2020, our accountants have determined that the grant date did not occur until certification of performance for these awards. As required by SEC guidance, the amounts included in this column represent the fair value of the awards at the service inception date determined under FASB ASC Topic 718, based upon the then-probable outcome of the performance conditions. The value of these awards as of the service inception date assuming the highest levels of performance would be achieved was $1,625,000 for Mr. Valenti, $650,000 for Mr. Wong, $746,225 for Ms. Bhanap, $650,000 for Mr. Stevens and $487,500 for Mr. Collins.

(2)
The amounts reported in this column are performance-based cash bonuses in respect of performance for fiscal years 2018, 2019, and 2020. See the discussion in the “Compensation Discussion and Analysis” above.

(3)
Represents the combined value of RSUs and PSUs.

(4)
In January 2020, the Compensation Committee approved an increase in Mr. Stevens’ base salary for fiscal year 2020, effective as of January 1, 2020. See the discussion in the ‘‘Compensation Discussion and Analysis’’ above.

Fiscal Year 2020 Grant of Plan-Based Awards Table
The following table provides information regarding all grants of plan-based awards that were made to or earned by the Named Executive Officers during fiscal year 2020. Disclosure on a separate line item is provided for each award granted to a Named Executive Officer.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Threshold ($)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target ($)(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Maximum ($)(3)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(4)
Doug Valenti	—	0	459,000	918,000	0	0	0	0	0
	July 25, 2019	0	0	0	0	100,000	0	0	1,625,000
	July 25, 2019	0	0	0	100,000(5)	0	0	0	1,625,000
Greg Wong	—	0	222,500	445,000	0	0	0	0	0
	July 25, 2019	0	0	0	0	40,000	0	0	650,000
	July 25, 2019	0	0	0	40,000(5)	0	0	0	650,000
Nina Bhanap	—	0	260,000	520,000	0	0	0	0	0
	January 29, 2020	0	0	0	0	10,000	0	0	131,900
	October 31, 2019	0	0	0	0	7,500	0	0	96,225
	October 31, 2019	0	0	0	7,500(5)	0	0	0	96,225
	July 25, 2019	0	0	0	0	40,000	0	0	650,000
	July 25, 2019	0	0	0	40,000(5)	0	0	0	650,000
Tim Stevens	—	0	210,000(6)	420,000	0	0	0	0	0
	July 25, 2019	0	0	0	0	40,000	0	0	650,000
	July 25, 2019	0	0	0	0	11,333	0	0	184,161
	July 25, 2019	0	0	0	40,000(5)	0	0	0	650,000
Marty Collins	—	0	165,830	331,660	0	0	0	0	0
	July 25, 2019	0	0	0	0	30,000	0	0	487,500
	July 25, 2019	0	0	0	30,000(5)	0	0	0	487,500

(1)
This column shows the threshold bonus payout corresponding with 0% achievement of each executive officer’s and officer’s performance targets for fiscal year 2020.

(2)
This column shows the target bonus payout corresponding with 100% achievement of each executive officer’s and officer’s performance targets for fiscal year 2020. The bonus plans provided for possible target bonus payouts ranging from 50% to 85% of the annual base salaries of our Named Executive Officers. Payout of the bonuses was dependent on achievement against our media margin dollar target and the individual’s achievement against that plan and against other strategic objectives, as further described in the “Compensation Discussion and Analysis” above. None of our Named Executive Officers received a bonus payment for fiscal year 2020.

(3)
This column shows the maximum bonus payout corresponding with 200% achievement of each executive officer’s and officer’s performance targets for fiscal year 2020.

(4)
The amounts shown reflect the fair value of each equity award on the grant or modification date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the value of the equity awards, please see footnote (1) to the “Summary Compensation Table” above.

(5)
Represents PSUs that vest as to 100% of covered shares subject to the achievement of pre-established performance conditions for fiscal year 2020. As described in the “Executive Compensation” portion of this proxy statement, for fiscal year 2020, the Compensation Committee ultimately determined that certain of the performance conditions for these outstanding PSUs were satisfied, in whole or in part, resulting in 88% achievement of the performance conditions. Accordingly, 88% of the shares of our common stock subject to these PSUs were considered achieved and will vest as follows: 25% of these awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of these awards vest on each quarterly anniversary over the remaining 12 quarters thereafter. For more information about the performance measures and related target levels for these new awards, see the discussion in the ‘‘Compensation Discussion and Analysis’’ above.
(6)
In January 2020, the Compensation Committee approved an increase in Mr. Stevens’ annual bonus opportunity for fiscal year 2020, effective as of January 1, 2020. For more information, see the discussion in the ‘‘Compensation Discussion and Analysis’’ above.

Fiscal Year 2020 Outstanding Equity Awards at Fiscal Year-End Table
The following table presents information regarding outstanding equity awards held by the Named Executive Officers as of June 30, 2020.
	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Doug Valenti	July 25, 2019	0	0	0	—	100,000	1,046,000
	July 25, 2019	0	0	0	—	88,000(4)	920,480
	July 26, 2018	0	0	0	—	56,250	588,375
	July 26, 2018	0	0	0	—	56,250(5)	588,375
	July 27, 2017	4,166	27,084	4.01	July 26, 2024	0	0
	July 27, 2017	0	0	0	—	31,250	326,875
	July 29, 2016	12,334	4,167	3.63	July 28, 2023	0	0
	July 29, 2016	0	0	0	—	12,500	130,750
	July 25, 2013	5,250	0	9.55	July 24, 2020	0	0
Greg Wong	July 25, 2019	0	0	0	—	40,000	418,400
	July 25, 2019	0	0	0	—	35,200(4)	368,192
	July 26, 2018	0	0	0	—	22,500	235,350
	July 26, 2018	0	0	0	—	22,500(5)	235,350
	July 27, 2017	29,166	10,834	4.01	July 26, 2024	0	0
	July 27, 2017	0	0	0	—	12,500	130,750
	July 29, 2016	97,916	2,084	3.63	July 28, 2023	0	0
	July 29, 2016	0	0	0	—	6,250	65,375
Nina Bhanap	January 29, 2020	0	0	0	—	10,000	104,600
	October 31, 2019	0	0	0	—	7,500	78,450
	October 31, 2019	0	0	0	—	6,600(4)	69,036
	July 25, 2019	0	0	0	—	40,000	418,400
	July 25, 2019	0	0	0	—	35,200(4)	368,192
	July 26, 2018	0	0	0	—	22,500	235,350
	July 26, 2018	0	0	0	—	22,500(5)	235,350
	July 27, 2017	3,239	10,834	4.01	July 26, 2024	0	0
	July 27, 2017	0	0	0	—	12,500	130,750
	July 29, 2016	6,070	1,563	3.63	July 28, 2023	0	0
	July 29, 2016	0	0	0	—	4,688	49,036
Tim Stevens	July 25, 2019	0	0	0	—	40,000	418,400
	July 25, 2019	0	0	0	—	11,333	118,543
	July 25, 2019	0	0	0	—	35,200(4)	368,192
	July 26, 2018	0	0	0	—	14,063	147,099
	July 26, 2018	0	0	0	—	14,062(5)	147,089
	July 27, 2017	7,291	2,709	4.01	July 26, 2024	0	0
	July 27, 2017	0	0	0	—	3,125	32,688
	January 26, 2017	306,250	43,750	3.59	November 30, 2023	0	0
	January 26, 2017	0	0	0	—	21,875	228,813

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Marty Collins	July 25, 2019	0	0	0	—	30,000	313,800
	July 25, 2019	0	0	0	—	26,400(4)	276,144
	July 26, 2018	0	0	0	—	11,250	117,675
	July 26, 2018	0	0	0	—	11,250(5)	117,675
	July 27, 2017	833	5,417	4.01	July 26, 2024	0	0
	July 27, 2017	0	0	0	—	6,250	65,375
	July 29, 2016	2,083	1,042	3.63	July 28, 2023	0	0
	July 29, 2016	0	0	0	—	3,125	32,688

(1)
Each stock option granted to our executive officers and officers vests over a four-year period as follows: 25% of the shares of our common stock underlying the option vest on the first anniversary of the date of the vesting commencement date, which is the date of grant, and the remainder of the shares of our common stock underlying the option vest in equal monthly installments over the remaining 36 months thereafter.

(2)
Except as otherwise noted for PSUs, the RSUs vest over four years as follows: 25% of the RSU awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of the RSU awards vest on each quarterly anniversary over the remaining 12 quarters thereafter. See footnote 4 and 5 to this table below for the fiscal year 2020 and fiscal year 2019 PSUs’ vesting period, respectively.

(3)
The market value of unvested awards is calculated by multiplying the number of unvested awards held by the applicable Named Executive Officer by the closing price of our common stock on June 30, 2020, the last trading day of fiscal year 2020, which was $10.46.

(4)
Following the end of fiscal year 2020 and as described in the “Executive Compensation” portion of this proxy statement, for fiscal year 2020, the Compensation Committee ultimately determined that certain of the performance conditions for these outstanding PSUs were satisfied, in whole or in part, resulting in 88% achievement of the performance conditions. Accordingly, 88% of the shares of our common stock subject to these PSUs were considered achieved and will vest as follows: 25% of these awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of these awards vest on each quarterly anniversary over the remaining 12 quarters thereafter. For more information about the performance measures and related target levels for these new awards, see the discussion in the ‘‘Compensation Discussion and Analysis’’ above.

(5)
These PSUs are subject to the achievement of pre-established performance conditions for fiscal year 2019. As of the end of the performance period, the Compensation Committee determined that the performance conditions for these outstanding PSUs were satisfied and 100% of the shares of our common stock subject to these PSUs will vest as follows: 25% of these awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of these awards vests on each quarterly anniversary over the remaining 12 quarters thereafter.

Option Exercises and Stock Vested in Fiscal Year 2020 Table
The following table presents information on the option exercises by, or vesting of stock awards held by, the Named Executive Officers during fiscal year 2020.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Doug Valenti	143,484	1,276,324	167,750	2,130,503
Greg Wong	60,000	222,625	72,500	921,950
Nina Bhanap	21,836	215,061	66,250	840,669
Tim Stevens	0	0	68,125	857,810
Marty Collins	17,500	154,681	37,500	475,738

(1)
The value realized on exercise is calculated by multiplying the number of shares for which the stock options were exercised and the excess of the sale price of the common stock acquired upon exercise over the applicable exercise price per share of the stock option.

(2)
The value realized on vesting is calculated by multiplying the number of shares underlying the stock award that vested and the closing price of our common stock, or if such day is the weekend or a holiday, on the immediately preceding trading day.

Pension Benefits
We do not maintain any defined benefit pension plans in which our senior officers participate.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans for our senior officers.
Potential Payments Upon Termination or Change in Control
“Double Trigger” Severance Benefits
In fiscal year 2017, the Compensation Committee and the Board approved change in control severance agreements for each of our Named Executive Officers to provide “double-trigger” change in control severance benefits, and the Company entered into such agreements (each, a “CIC Agreement”) with each of our Named Executive Officers. Each CIC Agreement provides that if, during the period beginning on the date that is three months before a change in control of the Company and ending on the date that is 12 months following a change in control of the Company, (a) the Named Executive Officer terminates his or her employment for Good Reason (as such term is defined in the CIC Agreement), including such actions as a material diminution in title or duties, reduction in pay, or relocation or (b) the Named Executive Officer’s employment is terminated by the Company or an affiliate without Cause (as such term is defined in the CIC Agreement), including for reasons other than a material breach of obligations to the Company, commission of fraud, or felony conviction (a termination of employment under clause (a) or (b), a “Qualifying Termination”), the Named Executive Officer will be eligible to receive the following severance benefits from the Company:
•
a lump sum payment equal to the sum of (A) 100% of the Named Executive Officer’s annual base salary and (B) 100% of the Named Executive Officer’s annual cash bonus opportunity (in each case, as in effect (1) immediately prior to the Named Executive Officer’s termination, (2) on the date of the change in control, or (3) prior to an event resulting in Good Reason, whichever is greatest);

•
a lump sum cash payment equal to 12 times 135% of the amount of monthly COBRA continuation premiums for the Named Executive Officer and his or her eligible dependents as of the termination; and

•
the Named Executive Officer’s then outstanding and unvested Equity Awards (as such term is defined in the CIC Agreement) will become fully vested and if applicable, will become exercisable.

With respect to any Equity Awards that are subject to performance conditions, if a change in control of the Company occurs before the end of a performance period and before the achievement of the performance conditions has been determined, such performance conditions shall be deemed achieved (at the maximum level if applicable) prior to the change in control but shall remain subject to the service-based vesting conditions originally set forth in such Equity Award and will be subject to accelerated vesting upon a Qualifying Termination as described above.
To receive severance benefits under the CIC Agreement, the Named Executive Officer must execute and not revoke a release of claims agreement in favor of the Company. In the event that the severance and other benefits payable to the Named Executive Officer constitutes “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the applicable excise tax, then the Named Executive Officer’s severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever produces the better net after-tax position to the Named Executive Officer (taking into account the excise tax and any other applicable taxes).
The term of each CIC Agreement ends on the third anniversary of its effective date and is automatically extended for an additional three-year period unless otherwise provided by the Board or Compensation Committee. If a change in control of the Company occurs during the term of the CIC Agreement, the term will expire no earlier than 12 months beyond the date of such change in control.
The following table sets forth quantitative estimates of payments that would have been received by the Named Executive Officers if there had been a change in control of the Company and either the Named Executive Officer had terminated his or her employment for Good Reason or the Named Executive Officer had been terminated by the Company without Cause effective June 30, 2020.
Named Executive Officer	Base Salary ($)	Target Bonus ($)	Health and Welfare Benefits ($)	Value of Stock Award Acceleration Benefit ($)(1)	Value of Option Award Acceleration Benefit ($)(2)	Total ($)
Doug Valenti	540,750	459,000	29,858.06	3,600,855	203,152	4,833,615.06
Greg Wong	385,000	222,500	43,461.36	1,453,417	84,113	2,188,491.36
Nina Bhanap	404,790	260,000	26,381.38	1,689,164	80,555	2,460,890.38
Tim Stevens	365,000	210,000	43,461.36	1,460,824	318,036	2,397,321.36
Marty Collins	331,660	165,830	29,858.06	923,357	42,057	1,492,762.06

(1)
The aggregate dollar value reported in connection with the acceleration of the outstanding RSUs and PSUs represents the aggregate fair market value of our common stock underlying the accelerated RSUs and PSUs as of June 30, 2020, which was $10.46 per share, multiplied by the number of the accelerated RSUs and PSUs.

(2)
The aggregate dollar value reported in connection with the acceleration of the outstanding option award represents the difference between the exercise price and the aggregate fair market value of our common stock underlying the accelerated option award as of June 30, 2020, which was $10.46 per share, multiplied by the number of the accelerated option shares.

Equity Compensation Plan Information
The following table provides information as of June 30, 2020 with respect to shares of our common stock issuable under our existing equity compensation plans:
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by security holders	4,564,219	5.25	18,322,546(2)
Equity compensation plans not approved by security holders	0	0	0
Total	4,564,219	5.25	18,322,546

(1)
The weighted-average exercise price excludes shares issuable upon vesting of outstanding stock awards, which have no exercise price.

(2)
The number of shares available under our 2010 Equity Incentive Plan automatically increased each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the lesser of (i) 5% of the total number of shares of our outstanding common stock on June 30th of the preceding fiscal year or (ii) an amount determined by our Board. Subject to our Board providing for a lesser increase for a given fiscal year, the number of shares available under our 2010 Non-Employee Directors’ Stock Award Plan automatically increased each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the sum of (i) 200,000 shares, plus (ii) the aggregate number of shares of our common stock subject to stock awards granted pursuant to Section 5 of the 2010 Non-Employee Directors’ Stock Award Plan during the immediately preceding fiscal year.

Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K (the “Pay Ratio Rule”), we are providing the following information for our 2020 fiscal year:
•
the median of the annual total compensation of all employees of the Company (excluding our Chief Executive Officer), was $65,792.80; and

•
the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $3,790,750.

The ratio of these two amounts is 58 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.
The median employee’s annual total compensation for our fiscal year 2020, as calculated using the same methodology we used for Named Executive Officers in our Summary Compensation Table, was compared to our Chief Executive Officer’s annual total compensation as it appears in our Summary Compensation Table. In calculating the pay ratio between a median employee’s and a chief executive officer’s total compensation, the Pay Ratio Rule allows companies to use various estimates, assumptions, adjustments and statistical sampling. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we have reported above.
Identifying the Median Employee
We identified the median employee for fiscal year 2020 by considering our employee population as of June 30, 2020, which is within the last three months of our fiscal year 2020. We identified our median employee from our global pool of full-time, part-time, temporary and seasonal employees located in the United States and outside the United States in India, and from this pool, we excluded our Chief Executive Officer (the “Employee Pool”).

In identifying the median employee, we compared the amount of base salary and the actual bonus earned in fiscal year 2020 as reflected in our payroll records. This measure was applied consistently to each employee in our Employee Pool. For employees paid in currencies other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates in effect on June 30, 2020. We annualized the base salaries of employees who were hired during fiscal year 2020. In addition, we did not make any cost of living adjustments in identifying the median employee.
The following chart shows the Company’s pay ratio multiple (“Pay Ratio”) for fiscal year 2020 as well as the Pay Ratios disclosed by various Peer Group companies in the most recent proxy statement filed by each company.
CEO Pay Ratio: QuinStreet vs. Peer Group(1)

(1)
Besides the Company’s Pay Ratio for fiscal year 2020, this chart includes the Pay Ratios disclosed in the most recent proxy statements filed by each of the following Peer Group companies: Alarm.com Holdings, Benefitfocus, Blucora, Bottomline Technologies, Cars.com, Chegg, Cloudera, Glu Mobile, LivePerson, MicroStrategy, NIC, Perficient, Progress Software, QAD, Quotient Technology, Shutterstock, and TrueCar. The revenue figures are based on the most recent annual report filed by each company.

PROPOSAL 2:
RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2021, which proposal is designated as Proposal No. 2.
PwC served as QuinStreet’s independent registered public accounting firm for fiscal years 2020 and 2019. PwC has advised QuinStreet that it has no direct or indirect financial interest in QuinStreet. Representatives of PwC are expected to be present at the 2020 annual meeting of stockholders, with the opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions from stockholders. Our Audit Committee has retained PwC to continue to serve as QuinStreet’s independent registered public accounting firm for fiscal year 2021. See “Audit Committee Report” below.
The following table sets forth fees for professional services rendered by PwC, our independent auditors, for fiscal years 2020 and 2019.
	Fiscal Year 2020 ($)	Fiscal Year 2019 ($)
Audit Fees	2,430,191	1,666,590
Audit-Related Fees	900	900
Tax Fees	331,539	340,795
All Other Fees	1,800	1,800
Total	2,764,430	2,010,085
Audit Fees consist of professional services rendered for the audit of our consolidated financial statements; the review of our interim consolidated financial statements included in quarterly reports; and services provided in connection with comfort letters, consents, and statutory and regulatory filings.
Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with our acquisitions, other accounting consultations in connection with transactions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
Tax Fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, VAT tax returns, and international returns and assistance regarding: transfer pricing; VAT matters; federal, state and international tax compliance; acquisitions; and international tax planning.
All Other Fees consist of subscription service fees for use of accounting research software.
Other than the fees described above, we were not billed for any other fees for products or services provided by PwC in either of our last two fiscal years.
Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by PwC. We review whether the provision of such services by PwC would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.
The Audit Committee annually reviews its policy on audit and non-audit services performed by QuinStreet’s independent registered public accounting firm. Unless a proposed service to be provided by QuinStreet’s independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.
The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. Additional fees in excess of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair QuinStreet’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by QuinStreet’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.
The term of any pre-approval is generally 12 months from the date of pre-approval unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, QuinStreet’s management reports to the Audit Committee the services provided by QuinStreet’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.
All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

AUDIT COMMITTEE REPORT
The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.
The Audit Committee of the Board of Directors has furnished the following report.
The charter of the Audit Committee of the Board of Directors of QuinStreet, Inc. (“QuinStreet”) specifies that the purpose of the Audit Committee is to act on behalf of the Board of Directors (the “Board”) of QuinStreet in fulfilling the Board’s oversight responsibilities with respect to:
•
QuinStreet’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of QuinStreet’s financial statements;

•
reports and the qualifications, independence and performance of the independent registered public accounting firm or firms engaged as QuinStreet’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services and the performance of QuinStreet’s internal audit function, if applicable; and

•
QuinStreet’s legal, regulatory, and ethical compliance programs as established by management and the Board.

In addition, the Audit Committee is charged with providing an avenue of open communication among QuinStreet’s independent registered public accounting firm, financial management, and any internal auditors.
The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NASDAQ Stock Market, and to address any changes in QuinStreet’s operations, organization, or environment.
The Audit Committee meets with management periodically to consider the adequacy of QuinStreet’s disclosure and internal controls and compliance with applicable laws and Company policies, as well as the quality of its financial reporting, including the application of critical accounting policies.
As part of its oversight activities, the Audit Committee monitors the scope and adequacy of QuinStreet’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with QuinStreet’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.
The Audit Committee’s meetings include executive sessions with QuinStreet’s independent registered public accounting firm, in each case without the presence of QuinStreet’s management.
The Audit Committee appoints QuinStreet’s independent registered public accounting firm for the purpose of issuing an audit report on QuinStreet’s annual financial statements or performing related work and approves the firm’s compensation.
As part of its oversight of QuinStreet’s financial statements, the Audit Committee reviews and discusses with both management and QuinStreet’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing QuinStreet’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.
During fiscal year 2020, the Audit Committee reviewed and discussed QuinStreet’s financial statements with management, including significant accounting and disclosure matters. The Audit Committee reviewed and discussed with management and with its independent registered public accounting firm the audited consolidated financial statements in QuinStreet’s Form 10-K for fiscal year 2020. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed QuinStreet’s earnings press releases, as well as financial information and earnings guidance, in accordance with the NASDAQ Stock Market corporate governance rules.
The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with PwC its independence from QuinStreet.
The Audit Committee discussed with PwC matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees” issued by the PCAOB.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in QuinStreet’s Annual Report on Form 10-K for fiscal year 2020 for filing with the SEC.
Members of the Audit Committee
of the Board of Directors of QuinStreet, Inc.
Stuart M. Huizinga (Chair)
Matthew Glickman
Robin Josephs

PROPOSAL 3:
APPROVAL OF FISCAL YEAR 2020 COMPENSATION OF
NAMED EXECUTIVE OFFICERS
Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the approval of fiscal year 2020 compensation of our Named Executive Officers, which proposal is designated as Proposal No. 3.
We are conducting an advisory, non-binding stockholder vote with respect to the compensation paid and awarded to, and earned by, our Named Executive Officers for fiscal year 2020. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer but rather the overall compensation of all our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore not binding on the Company, our Compensation Committee, or our Board of Directors. The Say-on-Pay vote will, however, provide information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal year 2021 and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information we have provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in the “Compensation Discussion and Analysis” above, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests. Accordingly, we ask our stockholders to vote “FOR” the compensation of our Named Executive Officers for fiscal year 2020, as disclosed under SEC rules, including the “Compensation Discussion and Analysis,” the compensation tables, and related narrative disclosures in this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability of Proxy Materials (the “Notice”), and if applicable, the proxy statements and annual reports, with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are QuinStreet stockholders will be “householding” our Notice, and if applicable, our proxy materials. A single Notice, and if applicable, a single copy of our proxy materials, may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice (or proxy materials), you may (1) notify your broker, (2) direct your written request to: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 600, Foster City, California 94404 or (3) contact our Investor Relations department by telephone at (650) 578-7950. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice (and if applicable, the proxy materials) to a stockholder at a shared address to which a single copy of the documents was delivered.
ANNUAL REPORT
Our annual report for fiscal year 2020 (including our Form 10-K filed with the SEC, the consolidated financial statements audited by PwC, our independent registered public accounting firm, and their report thereon dated August 28, 2020) will be mailed to all stockholders who have requested a printed copy of our proxy materials, and will also be sent to any stockholder without charge upon written request to: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 600, Foster City, California 94404. Our annual report on Form 10-K, along with this proxy statement, can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://investor.quinstreet.com/annual-meeting. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, are not incorporated into this proxy statement.
OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting of stockholders other than the items referred to above. If no other matter is properly brought before the meeting for action by stockholders, proxies returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS
Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2021 annual meeting of stockholders may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive stockholder proposals no later than May 18, 2021.
Stockholders may wish to have a proposal presented at the annual meeting of stockholders in 2021, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting of stockholders. Such proposals must be received by the Corporate Secretary between July 1, 2021 and July 31, 2021. However, if our 2021 annual meeting of stockholders is advanced or delayed by more than 30 days from October 29, 2021 (the anniversary date of the prior year’s annual meeting of stockholders), a stockholder’s proposal will be timely if it is delivered no earlier than the 120th day prior to our 2021 annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. If QuinStreet does not receive notification of the proposal within that time frame it will be considered untimely, and we will not be required to present it at the 2021 annual meeting of stockholders.
By order of the Board of Directors,
/s/ Douglas Valenti
Douglas Valenti
Chief Executive Officer
September 15, 2020
Foster City, California

QuinStreet VOTE

Your vote matters – here's how to vote!

Votes submitted electronically must be received by 11:59 p.m. E.T., on October 28, 2020.

Online
Go to **www.investorvote.com/QNST** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

2020 Annual Meeting Proxy Card

1. ELECTION OF DIRECTORS.
   Nominees:

Nominee	For	Withhold
01 - Matthew Glickman	☐	☐
02 - Robin Josephs	☐	☐

2 2 B V

03BATB

01 - Matthew Glickman 02 - Robin JosephsFor Withhold For Withhold2 2 B VUsing a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.03BATB++Proposals — The Board of Directors recommends a vote FOR all the A nominees listed and FOR Proposals 2 and 3.2. Ratification of the appointment of PricewaterhouseCoopers LLPas QuinStreet, Inc.’s independent registered public accountingfirm for the fiscal year ending June 30, 2021.3. Approval, by advisory vote, of the compensation awarded toQuinStreet, Inc.’s named executive officers as disclosed in theproxy statement.1. ELECTION OF DIRECTORS.Nominees:For Against AbstainPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please givefull title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2020 Annual Meeting Proxy CardFor Against AbstainYou may vote online or by phone instead of mailing this card.OnlineGo to www.investorvote.com/QNSTor scan the QR code — login details arelocated in the shaded bar below.Save paper, time and money!Sign up for electronic delivery atwww.investorvote.com/QNSTPhoneCall toll free 1-800-652-VOTE (8683) withinthe USA, US territories and CanadaVotes submitted electronically must bereceived by 11:59 p.m. E.T., onOctober 28, 2020.Your vote matters – here’s how to vote!

Small steps make an impact.Help the environment by consenting to receive electronicdelivery, sign up at www.investorvote.com/QNSTNotice of 2020 Annual Meeting of Stockholders — October 29, 2020This Proxy is solicited by the Board of Directors of QuinStreet, Inc.You hereby appoint Douglas Valenti and Gregory Wong, each with power to act without the other and with power of substitution, as proxies and attorneys-in-factand hereby authorize them to represent and vote, as provided on the other side, all your shares of QuinStreet, Inc. Common Stock which you are entitled to vote,and, in their discretion, to vote upon such other business as may properly come before the 2020 Annual Meeting of Stockholders of QuinStreet, Inc. to be heldOctober 29, 2020 or at any postponement or adjournment thereof, with all powers which you would possess if present at the meeting.Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the electionof all Directors nominated on this notice and FOR Proposals 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side)QuinStreet, Inc.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qChange of Address — Please print new address below. Comments — Please print your comments below.C Non-Voting Items++Directions to QuinStreet, Inc.’s Annual Meeting of StockholdersMetro Tower950 Tower Lane, Suite 600, Foster City, CA 94404FROM SAN JOSE:Take 101 northbound.Take the Hillsdale Blvd exit.Make a right onto Hillsdale Blvd.Make a left onto Edgewater Blvd.Make a right onto Metro Center Blvd.Make a right onto Vintage Park Dr.Make a right onto Tower Ln.Make a left onto W Parkway Ln.Enter Metro Tower parking lot.FROM SAN FRANCISCO:Take 101 southbound.Take the Fashion Island Blvd exit toward Hayward.Make a left onto Fashion Island Blvd.Make a right onto Mariners Island Blvd.Continue onto Edgewater Blvd.Make a left onto Metro Center Blvd.Make a right onto Vintage Park Dr.Make a right onto Tower Ln.Make a left onto W Parkway Ln.Enter Metro Tower parking lot.Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.The material is available at: www.investorvote.com/QNST